NOTICE OF SPECIAL MEETING OF

HOLDERS of
common shares and preferred shares

of

REPAP ENTERPRISES INC.

and

MANAGEMENT INFORMATION CIRCULAR

AMALGAMATION INVOLVING

REPAP ENTERPRISES INC.

and

a wholly-owned subsidiary of

UPM-KYMMENE CORPORATION

September 15, 2000

September 15, 2000

Dear Repap shareholder:

The Board of Directors cordially invites you to attend a special meeting (the "Meeting") of shareholders of Repap Enterprises Inc. ("Repap"), scheduled to be held at 11:00 a.m. (Toronto time) on Monday, October 16, 2000 at the Le Royal Meridian King Edward Hotel, Belgravia Room, 37 King Street East, Toronto, Ontario, Canada, M5C 1E9.

At the Meeting, holders of common shares of Repap ("Repap Common Shareholders") and holders of preferred shares of Repap ("Repap Preferred Shareholders" and collectively with Repap Common Shareholders, "Repap Shareholders") will be asked to consider and approve the amalgamation (the "Amalgamation") between Repap and a wholly-owned Canadian subsidiary of UPM-Kymmene Corporation, a corporation existing under the laws of Finland ("UPM-Kymmene") to form an amalgamated company ("Amalco").

Further to the Amalgamation, Repap Common Shareholders will receive, as consideration for each common share of Repap ("Repap Common Share") held, one Amalco Special Share that will be purchased by UPM-Kymmene for CAD$0.20 per share in cash payable immediately after the completion of the Amalgamation. Repap Preferred Shareholders will receive, as consideration for each preferred share, Series C held, one Amalco Preferred Share, Series C and, as consideration for each preferred share, Series F held, one Amalco Preferred Share, Series F. Immediately after the Amalgamation has occurred, UPM-Kymmene or a wholly-owned subsidiary of UPM-Kymmene will offer to purchase each Amalco Preferred Share, Series C and each Amalco Preferred Share, Series F for CAD$25.00 per share in cash.

For the Amalgamation to proceed, it must be approved by not less than two-thirds of the votes cast at the Meeting by Repap Shareholders, voting together, and by not less than two-thirds of the votes cast at the Meeting by Repap Common Shareholders, voting as a class. The Amalgamation is also subject to various regulatory approvals.

To complete the Amalgamation, the stated capital account for the Repap Common Shares must be adjusted to reflect the value of Repap's assets. At the Meeting, Repap Common Shareholders will be asked to consider and approve the reduction of the stated capital of the Repap Common Shares (the "Reduction of Stated Capital") to an amount equal to CAD$0.20 multiplied by the number of issued and outstanding Repap Common Shares as of 5:00 p.m. on the business day before the Meeting.

For the Reduction of Stated Capital to proceed, it must also be approved by not less than two-thirds of the votes cast at the Meeting by Repap Common Shareholders.

The Board of Directors has considered the proposed amalgamation with UPM-Kymmene at length. The Board of Directors is of the view that the Amalgamation is fair to Repap Shareholders and in the best interests of Repap. The Board of Directors unanimously recommends that Repap Common Shareholders vote FOR the resolution approving the Reduction of Stated Capital, that Repap Shareholders vote for the resolution approving the Amalgamation (the "Repap Amalgamation Resolution") and that the Repap Common Shareholders vote FOR the Repap Amalgamation Resolution as a class.

As well, certain significant Repap Shareholders have entered into agreements with UPM-Kymmene pursuant to which they have agreed, in the absence of a Superior Proposal, to support the Amalgamation and vote all of the Repap Shares owned or controlled by them (collectively, representing approximately 34.5% of the outstanding Repap Common Shares and 100% of the outstanding preferred shares of Repap on the date of such agreements) in favour of the Repap Amalgamation Resolution.

Included with this letter is a Notice of Special Meeting, a Management Information Circular (the "Circular"), a form of proxy (printed on blue paper for Repap Common Shareholders and on yellow paper for Repap Preferred Shareholders) and a Letter of Transmittal (on pink paper) for Repap Shareholders. Persons holding shares of Repap ("Repap Shares") through an intermediary may receive a form requesting instructions from such intermediary rather than a form of proxy or Letter of Transmittal. The accompanying Circular provides a description of the Reduction of Stated Capital and the Amalgamation and a discussion of certain tax matters. We urge you to consider carefully all of the information in the Circular. If you require assistance, please consult your financial, legal or other professional advisors.

It is important that your Repap Shares be represented at the Meeting. Whether or not you are able to attend the Meeting in person, please complete, sign and date the applicable form of proxy and return it in the envelope provided as soon as possible. Completing and returning the applicable form of proxy will not limit your right to vote in person if you wish to attend the Meeting and vote personally.

You will not receive the consideration payable pursuant to the Amalgamation until the Amalgamation is completed and you have returned your properly completed Letter of Transmittal and other required documents and certificates, as applicable, to Montreal Trust Company, P.O. Box 1900, Station B, Montreal, Quebec, Canada H3B 3L6. Please read the instructions in the Letter of Transmittal carefully.

The completion of the Amalgamation will occur as soon as practicable after the Meeting. We currently expect that the effective date of the Amalgamation will occur on or about October 16, 2000.

On behalf of Repap, we would like to thank all Repap Shareholders for their ongoing support.

Yours very truly,

(signed) Harold (Hap) S. Stephen Chairman of the Board

REPAP ENTERPRISES INC.

NOTICE OF SPECIAL MEETING

NOTICE IS HEREBY GIVEN that a special meeting (the "Meeting") of the holders of common shares (the "Repap Common Shareholders") and of the holders of preferred shares (the "Repap Preferred Shareholders" and collectively with the Repap Common Shareholders, the "Repap Shareholders") of Repap Enterprises Inc. ("Repap") will be held at the Le Royal Meridian King Edward Hotel, Belgravia Room, 37 King Street East, Toronto, Ontario, Canada, M5C 1E9, on Monday, October 16, 2000 at 11:00 a.m. (Toronto time) for the following purposes:

  To pass, with or without variation, a special resolution (the "Repap Reduction of Stated Capital Resolution") to approve the reduction of the stated capital of the common shares of Repap (the "Reduction of Stated Capital") under section 38(1) of the Canada Business Corporations Act to an amount equal to CAD$0.20 multiplied by the number of issued and outstanding common shares of Repap immediately prior to the Amalgamation.
  To pass, with or without variation, special resolutions (the "Repap Amalgamation Resolution") of the Repap Shareholders and the Repap Common Shareholders, as a class, to approve the amalgamation (the "Amalgamation") under section 181 of the Canada Business Corporations Act (the "CBCA").
  To transact such further or other business, including any amendments and variations to the foregoing, as may properly come before the Meeting or any adjournment or postponement thereof.

The Reduction of Stated Capital and the Amalgamation are described in the accompanying Management Information Circular (the "Circular"). The full text of the Repap Reduction of Stated Capital Resolution and the Repap Amalgamation Resolution are set out in Appendix A and Appendix B, respectively, to the Circular.

Two forms of proxy accompany this Notice: (i) a blue proxy applicable to Repap Common Shareholders; and (ii) a yellow proxy applicable to Repap Preferred Shareholders. Only Repap Common Shareholders are entitled to vote on the Repap Reduction of Stated Capital Resolution. Repap Common Shareholders and Repap Preferred Shareholders are entitled to vote together on the Repap Amalgamation Resolution and Repap Common Shareholders shall also be entitled to vote on the Repap Amalgamation Resolution separately as a class. If you have received the wrong form of proxy, please contact Montreal Trust Company for the correct form at the address or facsimile number set out below.

The specific details of all matters proposed to be put before the Meeting are set forth in the accompanying Circular. Repap Shareholders registered at the close of business on September 14, 2000 will be entitled to receive notice of the Meeting.

Under section 190 of the CBCA, a registered Repap Shareholder may dissent in respect of the Repap Amalgamation Resolution. If the Amalgamation is completed, dissenting Repap Shareholders who comply with procedures set forth in the CBCA will be entitled to be paid the fair value of their Repap shares. This right is summarized in the Circular and section 190 of the CBCA is set forth in Appendix E to the Circular. Failure to comply with the requirements set forth in section 190 of the CBCA may result in the loss of any right to dissent.

Toronto, Ontario
Canada
September 15, 2000
By order of the Board of Directors

(signed) Terry W. McBride Vice-President, General Counsel and Secretary

Repap Shareholders who do not expect to attend the Meeting in person are requested to complete, sign, date and return the enclosed form of proxy (printed on blue paper for Repap Common Shareholders and on yellow paper for Repap Preferred Shareholders) in the enclosed envelope or by facsimile to Montreal Trust Company, P.O. Box 1900, Station B, Montreal, Quebec, Canada H3B 3L6, facsimile number (514) 982-7635. The completed, signed and dated form of proxy must be received by Montreal Trust Company no later than 48 hours before the time of the holding of the Meeting or any adjournment thereof.

TABLE OF CONTENTS

Page

SUMMARY

GLOSSARY OF TERMS

INFORMATION CONCERNING THE MEETING

Solicitation of Proxies

Voting by Proxies

Revocability of Proxies

Dissenting Shareholder Rights

Voting Shares and Principal Holders thereof

Procedures for Payment Pursuant to Amalgamation and Transfer of Repap Shares

STATED CAPITAL REDUCTION

THE AMALGAMATION

General

Amalco Special Shares

Amalco Preferred Shares

Background

Recommendation of the Board of Directors

Opinion of Repap's Financial Advisor

Repap Shareholders Approval of the Amalgamation

Interests of Certain Persons in the Matters to be Acted Upon at the Meeting

Regulatory Matters

Notice to U.S. Repap Shareholders

Trading of Common Shares of Repap

UPM-KYMMENE

THE ACQUISITION AGREEMENT

Representations and Warranties

Covenants

Covenants Regarding Non-Solicitation

Conditions to Closing

Termination and Payment of Break Fee

OPTION AGREEMENT

SUPPORT AGREEMENTS

CANADIAN TAX CONSIDERATIONS FOR REPAP SHAREHOLDERS

Residents of Canada

Non-residents of Canada

U.S. TAX CONSIDERATIONS FOR REPAP SHAREHOLDERS

U.S. Holders

Non-U.S. Holders

Backup withholding and Information Reporting

DISSENTING SHAREHOLDER RIGHTS

CERTAIN REGULATORY AND LEGAL MATTERS

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

Summary Compensation Table

Option grants during the most recently completed financial year

Aggregated Option Exercises and Financial Year-end Option Value

Option and SAR Repricings

Pension Benefits

Employment, Change in Control and Service Agreements

Directors' and Officers' Liability Insurance

COMPENSATION COMMITTEE

Composition of Compensation Committee

Report on Executive Compensation by the Compensation Committee

STOCK PERFORMANCE

APPROVAL OF DIRECTORS

CONSENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

APPENDIX A - SPECIAL RESOLUTION REGARDING REDUCTION

  OF STATED CAPITAL

APPENDIX B - SPECIAL RESOLUTION REGARDING AMALGAMATION

APPENDIX C - OPINION OF DONALDSON, LUFKIN & JENRETTE

  SECURITIES CORPORATION

APPENDIX D - AMALGAMATION AGREEMENT

APPENDIX E - SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT

SUMMARY

The following is a summary of certain information contained in this Circular. The summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Circular. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Glossary of Terms found following this summary or elsewhere in this Circular.

The Amalgamation

The Amalgamation Agreement provides for the amalgamation of Repap and a wholly-owned Canadian subsidiary of UPM-Kymmene in a transaction in which each Repap Common Shareholder (other than Repap Common Shareholders who properly exercise their Dissent Rights) will receive, as consideration for each Repap Common Share held, one Amalco Special Share. Immediately after the Amalgamation has occurred, such Amalco Special Shares will be immediately purchased by UPM-Kymmene or a wholly-owned subsidiary of UPM-Kymmene and CAD$0.20 per share will be paid in cash to each former Repap Common Shareholder.

Each Repap Preferred Shareholder (other than Repap Preferred Shareholders who properly exercise their Dissent Rights) will receive, as consideration for each Repap Preferred Share, Series C held, one Amalco Preferred Share, Series C and, as consideration for each Repap Preferred Share, Series F held, one Amalco Preferred Share, Series F. Immediately after the Amalgamation has occurred, UPM-Kymmene or a wholly-owned subsidiary of UPM-Kymmene will offer to purchase each Amalco Preferred Share, Series C and each Amalco Preferred Share, Series F for CAD$25.00 per share in cash.

Stated Capital Reduction

To complete the Amalgamation, the stated capital account for Repap Common Shares must be adjusted in order to reflect the value of Repap's assets. See "Stated Capital Reduction".

UPM-KYMMENE

UPM-Kymmene, which is based in Helsinki, Finland, is one of the world's largest forest products companies and paper producers. UPM-Kymmene group's turnover in 1999 amounted to EUR 8.3 billion (CAD$11.1 billion) and operating profit to EUR 1.6 billion (CAD$2.1 billion). UPM-Kymmene's product range covers printing papers, converting materials and wood products.

UPM-Kymmene Printing Papers, which comprise magazine papers, newsprint and fine papers, account for over half of UPM-Kymmene group's turnover. UPM-Kymmene group is the world's second largest producer of magazine papers and is among the top ten producers of newsprint and fine papers. UPM Converting is among Europe's leading suppliers of converting materials. UPM-Kymmene group is also Europe's biggest plywood producer and one of the continent's biggest producers of sawn timber.

UPM-Kymmene operations are focused on European Union countries and the United States, where the company owns Blandin Paper Company in Minnesota producing LWC (light weight coated) magazine papers. North American sales account for 11% of UPM-Kymmene group's turnover. UPM-Kymmene group has production plants in 15 countries and 170 sales and distribution companies spanning five continents.

At the end of 1999, UPM-Kymmene had a total of 30,963 employees and 52,000 registered shareholders. UPM-Kymmene's market capitalization at the end of 1999 was EUR 10.7 billion. UPM-Kymmene's shares are quoted on the Helsinki and New York stock exchanges.

Recommendations of the Board of Directors

The Board of Directors has considered the proposed Amalgamation at length. The Board of Directors is of the view that the Amalgamation is fair to Repap Shareholders and in the best interests of Repap. The Board of Directors came to these determinations based on, among other things, the opinion of DLJ, Repap's financial advisor, to the effect that, as of the date of the DLJ Fairness Opinion and, based on and subject to, the assumptions, limitations and qualifications included in the DLJ Fairness Opinion, the consideration to be received by Repap Common Shareholders, other than those Repap Common Shareholders who are affiliates of Repap, pursuant to the Amalgamation was fair to such Repap Common Shareholders from a financial point of view. The Board of Directors unanimously recommends that Repap Common Shareholders vote for the Repap Reduction of Stated Capital Resolution, that Repap Shareholders vote FOR the Repap Amalgamation Resolution and that the Repap Common Shareholders vote FOR the Repap Amalgamation Resolution as a class. See "The Amalgamation - Recommendation of the Board of Directors".

Opinion of Repap's Financial Advisor

DLJ has acted as financial advisor to Repap in connection with the Amalgamation. On August 28, 2000, DLJ has provided its opinion to the Board of Directors that, as of the date of the DLJ Fairness Opinion and, based on and subject to, the assumptions, limitations and qualifications included in the DLJ Fairness Opinion, the consideration to be received by Repap Common Shareholders, other than those Repap Common Shareholders who are affiliates of Repap, pursuant to the Amalgamation was fair to such Repap Common Shareholders from a financial point of view. See "The Amalgamation - Opinion of Repap's Financial Advisor" and the complete text of the DLJ Fairness Opinion set out in Appendix C to this Circular, which should be read in its entirety.

Covenants Regarding Non-solicitation

Pursuant to the Acquisition Agreement, Repap has agreed that it shall not solicit, initiate, knowingly encourage or otherwise facilitate the initiation of any inquiries or proposals regarding an Acquisition Proposal or participate in any discussions or negotiations regarding any Acquisition Proposal. Nothing in the Acquisition Agreement prevents, however, the Board of Directors from considering and participating in any discussions or negotiations regarding an unsolicited bona fide written Acquisition Proposal, in respect of which any required financing has been demonstrated to the satisfaction of the Board of Directors to be reasonably likely to be obtained or available and which the Board of Directors has determined in good faith, after consultation with its financial advisors and with outside counsel, is a Superior Proposal.

Repap has agreed not to accept an unsolicited Superior Proposal unless: (a) it has provided UPM-Kymmene with a copy of the Superior Proposal document; and (b) five calendar days shall have elapsed.

During such five-calendar day period, UPM-Kymmene may offer to amend the terms of the Acquisition Agreement. See "The Acquisition Agreement - Covenants Regarding Non-Solicitation".

Termination and Payment of Break Fee

The Acquisition Agreement may be terminated if the Effective Date does not occur on or prior to December 20, 2000. Either UPM-Kymmene or Repap may also terminate the Acquisition Agreement if, among other reasons, the Repap Shareholders' approval shall not have been obtained at the Meeting. Furthermore, the Acquisition Agreement may be terminated by UPM-Kymmene if the Board of Directors has approved or recommended any Acquisition Proposal.

The Acquisition Agreement provides that a "Break" fee of CAD$18 million is payable to UPM-Kymmene in certain circumstances of termination of the Acquisition Agreement. See "The Acquisition Agreement - Termination and Payment of Break Fee".

Option Agreement

Repap has granted to UPM-Kymmene an option to purchase up to 19.9% of the Repap Common Shares at a price of CAD$0.20 per Repap Common Share that may be exercised if an Acquisition Proposal is made. The sum of the proceeds realizable by UPM-Kymmene on the exercise of the Option and the Break Fee is limited to CAD$18 million. See "Option Agreement".

Support Agreements

On August 28, 2000, the Principal Shareholders entered into the Support Agreements with UPM-Kymmene pursuant to which the Principal Shareholders agreed that they will, in the absence of a Superior Proposal, support and vote all of the Repap Common Shares owned or controlled by them (collectively, representing approximately 30.8% of the outstanding Repap Common Shares on the date of the Support Agreements) in favour of the Repap Amalgamation Resolution.

On September 13, 2000, Mr. George S. Petty, indirectly through two corporations he controls, entered into a support agreement with UPM-Kymmene on the same terms as those contained in the Support Agreements with the Principal Shareholders. Mr. Petty indirectly beneficially owns approximately 3.7% of the outstanding Repap Common Shares and 100% of the outstanding Repap Preferred Shares. See "Support Agreements".

Approvals Required

Repap Shareholder Approval

The Meeting will be held at the Le Royal Meridian King Edward Hotel, Belgravia Room, 37 King Street East, Toronto, Ontario, Canada, M5C 1E9 on Monday, October 16, 2000 at 11:00 a.m. (Toronto time). At the Meeting, the Repap Shareholders will be asked to approve the Repap Reduction of Stated Capital Resolution and the Repap Amalgamation Resolution.

The Repap Reduction of Stated Capital Resolution must be approved by not less than two-thirds of the votes cast at the Meeting by Repap Common Shareholders, present or voting at the Meeting at which a quorum is present. See "Stated Capital Reduction".

The Repap Amalgamation Resolution must be approved by not less than two-thirds of the votes cast by Repap Shareholders voting together and by not less than two-thirds of the votes cast at the Meeting by Repap Common Shareholders, voting separately as a class, present or voting by proxy at the Meeting at which a quorum is present. See "The Amalgamation - Repap Shareholders Approval of the Amalgamation".

Regulatory Approvals

The completion of the Amalgamation is subject to obtaining certain governmental consents and approvals (including the Regulatory Approvals). While there can be no assurance that the necessary governmental consents and approvals will be obtained prior to the Meeting or at all. UPM-Kymmene and Repap currently expect that all such consents and approvals that are conditions to completion of the Amalgamation will have been obtained or otherwise resolved by the date of the Meeting. See "The Amalgamation - Regulatory Matters".

Conditions to the Amalgamation

The obligations of UPM-Kymmene and Repap to complete the Amalgamation are subject to the satisfaction or waiver, where permissible, of certain other conditions set forth in the Acquisition Agreement, including obtaining the approval of the Amalgamation from Repap Shareholders. See "The Acquisition Agreement - Conditions to Closing".

Effective Date of the Amalgamation

The Amalgamation will be completed and the Amalco Special Shares and the Amalco Preferred Shares acquired or redeemed, as the case may be, as soon as practicable after receipt of the requisite approvals from Repap Shareholders and after all other conditions to the Amalgamation have been satisfied or waived. It is currently expected that the Effective Date will occur on or about October 16, 2000. See "The Amalgamation - Effective Date of the Amalgamation".

Procedures for Payment Pursuant to Amalgamation and Transfer of Repap Shares

If the requisite Regulatory Approvals and approvals from Repap Shareholders are obtained and the Amalgamation is completed, each Repap Common Shareholder (other than Repap Common Shareholders who properly exercise their Dissent Rights) will receive, as consideration for each Repap Common Share held, one Amalco Special Share. Immediately after the Amalgamation has occurred, all such Amalco Special Shares will be purchased by UPM-Kymmene, or a wholly-owned subsidiary of UPM-Kymmene, and CAD$0.20 per share will be paid in cash to the former Repap Common Shareholder.

Repap Preferred Shareholders (other than Repap Preferred Shareholders who properly exercise their Dissent Rights) will receive, as consideration for each Repap Preferred Share, Series C held, one Amalco Preferred Share, Series C and for each Repap Preferred Share, Series F held, one Amalco Preferred Share, Series F Immediately after the Amalgamation has occurred, UPM-Kymmene or a wholly-owned subsidiary of UPM-Kymmene will offer to purchase each Amalco Preferred Share, Series C and each Amalco Preferred Share, Series F for CAD$25.00 per share in cash. In order to obtain such consideration, a Repap Shareholder must submit to the Exchange Agent a validly completed Letter of Transmittal together with its Repap Share certificates and the other documents required thereby. See "Information Concerning the Meeting - Procedures for Payment Pursuant to Amalgamation".

Dissent Rights

Repap Shareholders who properly exercise their Dissent Rights will be entitled to be paid the fair value of their Repap Shares. The Dissent Procedures require that a Repap Shareholder who wishes to dissent must be a registered shareholder and must provide to Repap a Dissent Notice at or prior to the Meeting. The execution or exercise of a proxy does not constitute a Dissent Notice. See "Dissenting Shareholder Rights".

Certain Canadian Tax Considerations for Repap Shareholders

Repap Shareholders should read carefully the information under "Tax Considerations for Repap Shareholders" which qualifies the information set forth below and should consult their tax advisors.

The Reduction of Stated Capital will not result in any negative Canadian tax consequences. No gain or loss will be realized by a Repap Shareholder when the Repap Shares are converted on the Amalgamation into Amalco Shares.

A Repap Shareholder who, at all relevant times, for the purposes of the Canadian Tax Act, holds Repap Common Shares and will hold Amalco Special Shares as capital property, deals with Repap, Amalco and UPM-Kymmene at arm's length, and is resident or deemed to be resident in Canada, will realize a capital gain (or capital loss) on the disposition of the Amalco Special Shares to UPM-Kymmene pursuant to the terms of such shares, to the extent that the Repap Shareholder's proceeds of disposition of the Amalco Special Shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Repap Shareholder of such Amalco Special Shares, which will be equal to the Repap Shareholder's adjusted cost base of his or her Repap Common Shares. A Repap Shareholder's proceeds of disposition will be equal to the amount of cash received by the Repap Shareholder for the Amalco Special Shares.

A Repap Shareholder who, at all relevant times, for the purposes of the Canadian Tax Act and any relevant income tax convention, holds Repap Common Shares and will hold Amalco Special Shares as capital property, deals with Repap, Amalco and UPM-Kymmene at arm's length, has not been and will not be resident or deemed to be resident in Canada, does not use or hold, and is not deemed to use or hold, the Repap Common Shares or Amalco Special Shares in connection with carrying on a business in Canada, and to whom such shares do not otherwise constitute "taxable Canadian property", will not be subject to tax under the Canadian Tax Act on the Acquisition. See "Canadian Tax Considerations for Repap Shareholders".

Certain U.S. Tax Considerations for Repap Shareholders

For U.S. federal income tax purposes, the receipt of Amalco Special Shares in exchange for Repap Common Shares will be disregarded, and a Repap Shareholder who holds Repap Common Shares will be treated as receiving cash in exchange for the Repap Common Shares equal to the amount of cash received for the Amalco Special Shares. In general, if you are a U.S. holder (as defined below under "U.S. Tax Considerations for Repap Shareholders"), you will recognize capital gain or loss on the receipt of cash in exchange for your Repap Common Shares (not including any interest awarded pursuant to the exercise of Dissent Rights); the amount of capital gain or loss will be equal to the difference between the U.S. dollar value of the Canadian dollars received and your tax basis, also determined in U.S. dollars, in your Repap Common Shares. Any interest awarded to you pursuant to Dissent Rights generally will be included in your income as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. If you are a not a United States person for United States federal income tax purposes, you will generally not be subject to United States federal income tax on the receipt of cash in exchange for your Repap Common Shares. See "U.S. Tax Considerations for Repap Shareholders".

Notice to U.S. Repap Shareholders

This Circular has been prepared in accordance with the disclosure requirements of Canada. Repap Shareholders resident in the United States should be aware that such requirements are different from those of the United States and none of the Amalco Shares have been registered with the United States Securities and Exchange Commission pursuant to the registration requirements of the United States Securities Act of 1933.

Repap Shareholders resident in the United States should be aware that the implementation of the Amalgamation as described in this Circular may have tax consequences both in Canada and the United States. Such consequences to Repap Shareholders who are resident in, or citizens of, the United States may not be fully described in this Circular. Each such Repap Shareholder should consult its own tax advisor concerning the Amalgamation described in this Circular.

The enforcement by United States resident Repap Shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that Repap, UPM-Kymmene, and Amalco are organized under the laws of a jurisdiction other than the United States, that some or all of their respective officers and directors are residents of countries other than the Unites States, that some or all of the experts named in the Circular may be residents of countries other than the United States, and that all or a substantial portion of the assets of Repap, UPM-Kymmene, and Amalco are, and all or a substantial portion of the assets of such persons may be, located outside the United States.

This transaction has not been approved or disapproved by the United States Securities and Exchange Commission or any state securities commission and neither the united states Securities and Exchange Commission nor any state securities commission has passed upon the fairness or merits of such transaction nor upon the accuracy or adequacy of the information contained in this circular. Any representation to the contrary is an offence.

See "The Amalgamation - Notice to U.S. Repap Shareholders".

GLOSSARY OF TERMS

Unless the context otherwise requires, the following terms shall have the meanings set forth below when used in this Circular.

"Aquireco" means 3796477 Canada Inc., a corporation existing under the laws of Canada and a wholly-owned subsidiary of UPM-Kymmene.

"Acquisition" means the transfer of the Amalco Special Shares to UPM-Kymmene pursuant to the terms of such shares.

"Acquisition Agreement" means the Acquisition Agreement between UPM-Kymmene and Repap dated as of August 28, 2000, as amended as of September 11, 2000. The Acquisition Agreement was attached to a material change report dated August 31, 2000.

"Acquisition Proposal" means any proposal or offer with respect to any merger, amalgamation, arrangement, business combination, liquidation, dissolution, recapitalization, take-over bid, tender offer, purchase of all or any material assets of, or any purchase of more than 20% of the equity (or rights thereto) of, or similar transactions involving Repap or any Repap Material Subsidiary, excluding the Amalgamation.

"Affiliate" has the meaning ascribed thereto under the Securities Act.

"Amalco" means the corporation continuing as a result of the Amalgamation.

"Amalco Preferred Shares, Series C" means the preferred shares, series C in the capital of Amalco.

"Amalco Preferred Shares, Series F" means the preferred shares, series F in the capital of Amalco.

"Amalco Common Shares" means the common shares in the capital of Amalco.

"Amalco Preferred Shares" means, collectively, the Amalco Preferred Shares, Series C and the Amalco Preferred Shares, Series F.

"Amalco Shares" means, collectively, the Amalco Preferred Shares and the Amalco Special Shares.

"Amalco Special Shares" means the special shares in the capital of Amalco to be issued on the Amalgamation which, pursuant to their terms, shall be transferred or deemed to be transferred to UPM-Kymmene or a wholly-owned subsidiary of UPM-Kymmene at CAD$0.20 per share.

"Amalgamation" means the amalgamation under section 181 of the CBCA, on the terms and subject to the conditions set out in the Amalgamation Agreement, subject to any amendments or variations thereto made in accordance with Section 6.1 of the Acquisition Agreement.

"Amalgamation Agreement" means the Amalgamation Agreement to be entered into by Repap and Aquireco in the form annexed as Appendix D hereto, as it may be amended and/or restated from time to time.

"Articles of Amalgamation" means the articles of amalgamation of Repap and Acquireco in respect of the Amalgamation that are required by the CBCA to be filed with the Director.

"Board of Directors" means the board of directors of Repap.

"Break Fee" means a cash fee of CAD$18 million payable by Repap to UPM-Kymmene under the circumstances described under the heading "The Acquisition Agreement - Termination and Payment of Break Fee", as may be adjusted in certain circumstances. See "Option Agreement".

"Business Day" means any day on which commercial banks are generally open for business in Toronto, Ontario and Helsinki, Finland other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario or in Helsinki, Finland under applicable Laws.

"Canadian Tax Act" means the Income Tax Act (Canada), as amended.

"Canadian Tax Regulations" means the regulations under the Canadian Tax Act.

"CBCA" means the Canada Business Corporations Act, as amended from time to time prior to the Effective Date.

"CCRA" means Canada Customs and Revenue Agency (formerly Revenue Canada).

"CDS" means the Canadian Depositary for Securities Limited.

"Change in Control" shall mean the occurrence of any of the following events after the date hereof:

    the purchase of at least 25% of the outstanding Repap Common Shares or of common shares of Repap New Brunswick Inc. by a buyer who is a forest products industry participant; or
    the purchase of at least 33% of the outstanding Repap Common Shares or of common shares of Repap New Brunswick Inc. by a buyer other than a buyer who is described in (a) above; or
    the sale of substantially all of the assets of Repap New Brunswick Inc.; or
    the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Repap or Repap New Brunswick Inc. (a "Business Combination"), unless immediately following such Business Combination: more than 66% of the total voting power of (x) Repap resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation, is represented by the Repap Common Shares or common shares of Repap New Brunswick, Inc., as prior to such Business Combination (or, if applicable, is represented by share into which such common shares were converted pursuant to such Business Combination).

"Circular" means this management information circular of Repap.

"Convertible Debenture" means the US$45 million principal amount 6% convertible subordinated debenture of Repap.

"Demand for Payment" means a written notice to Repap or Amalco by a Dissenting Shareholder demanding payment of the fair value of his or her Repap Shares.

"Director" means the Director appointed from time to time under section 260, or any successor section, of the CBCA.

"Dissent Notice" means a written objection to the Repap Amalgamation Resolution made by a Repap Shareholder in accordance with the Dissent Procedures.

"Dissent Procedures" means the dissent procedures described under the heading "Dissenting Shareholder Rights".

"Dissent Rights" means the rights of a registered Repap Shareholder to dissent from the Repap Amalgamation Resolution. See "Dissenting Shareholder Rights".

"Dissenting Shareholder" means a registered Repap Shareholder who dissents in respect of the Repap Amalgamation Resolution in strict compliance with the Dissent Procedures.

"DLJ" means Donaldson, Lufkin & Jenrette Securities Corporation, financial advisor to Repap in connection with the Amalgamation.

"DLJ Fairness Opinion" means the written opinion dated August 28, 2000 from DLJ delivered to the Board of Directors in connection with the Amalgamation, a copy of which is attached as Appendix C to this Circular.

"Effective Date" means the date shown on the certificate of amalgamation issued by the Director under the CBCA giving effect to the Amalgamation.

"Exchange Agent" means Montreal Trust Company.

"FTC" means the Federal Trade Commission.

"Governmental Entity" means any (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (ii) self-regulatory organization or stock exchange including The NASDAQ Stock Market, Inc., OTC Bulletin Board and The Toronto Stock Exchange; (iii) subdivision, agent, commission, board or authority of any of the foregoing; or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended.

"Laws" means all statutes, regulations, statutory rules, orders and terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity and the term "applicable" with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

"Letter of Transmittal" means the letter of transmittal delivered to Repap Shareholders (on pink paper) with this Circular.

"Material Adverse Change" when used in connection with a Person, means any change, effect, event or occurrence with respect to the financial condition, properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such Person or any of its subsidiaries that is, or would be material and adverse to such Person and its subsidiaries taken as a whole, other than any change, effect, event or occurrence (i) relating to, or arising out of, the Canadian, United States or European economies, political conditions or securities markets in general, or (ii) affecting the world-wide pulp and paper industry in general or the North American coated paper industry in general which does not have a materially disproportionate impact on such Person and its subsidiaries.

"Material Adverse Effect" means, when used in connection with UPM-Kymmene or Repap, any effect of a Material Adverse Change relating to such party.

"Meeting" means the Repap special meeting of Repap Shareholders to be held on Monday, October 16, 2000 and all adjournments and postponements thereof.

"New Stated Capital Amount" means an amount equal to CAD$0.20 multiplied by the number of issued and outstanding Repap Common Shares immediately prior to the Amalgamation. That amount shall be determined by the chairman of the Meeting and that determination shall be final and binding.

"Non-Registered Holder" means a Person who is a beneficial owner, and not a registered holder of Repap Shares.

"Non-Resident Shareholder" means a Repap Shareholder who for purposes of the Canadian Tax Act and any relevant tax treaty or convention, at all relevant times, has not been and will not be resident or deemed to be resident in Canada, does not use or hold, and is not deemed to use or hold, the Repap Common Shares or Amalco Special Shares in connection with carrying on a business in Canada, and to whom such shares do not otherwise constitute "taxable Canadian property''

"Offer to Pay" means a written offer by Amalco to pay a Dissenting Shareholder the fair value of the Dissenting Shareholder's Repap Shares.

"Option" means the option granted to UPM-Kymmene pursuant to the Option Agreement to purchase from the treasury of Repap up to 19.9% of the issued and outstanding Repap Common Shares in circumstances described under the heading "Option Agreement".

"Option Agreement" means the Option Agreement between UPM-Kymmene and Repap dated as of August 28, 2000, as it may be amended and/or restated from time to time.

"Person" includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status.

"Principal Shareholders" means the Third Avenue Trust and TD Asset Management Inc.

"Reduction of Stated Capital" means the reduction of the stated capital account in respect of the Repap Common Shares to the New Stated Capital Amount or such other amount as the Board of Directors may determine.

"Regulatory Approvals" means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities set out in Schedule C to the Acquisition Agreement. See "The Amalgamation - Regulatory Matters".

"Repap" means Repap Enterprises Inc., a corporation existing under the laws of Canada.

"Repap Amalgamation Resolution" means the special resolution of the Repap Shareholders concerning the Amalgamation, in the form set out in Appendix B to this Circular.

"Repap Articles" means the Repap articles of incorporation, as amended and currently in force.

"Repap By-Laws" means the Repap by-laws, as amended and currently in force.

"Repap Common Shareholder" means a holder of Repap Common Shares.

"Repap Common Shares" means the common shares in the capital of Repap.

"Repap Material Subsidiary" means Repap New Brunswick Inc. and each other subsidiary of Repap (i) the total assets of which constituted more than ten percent of the consolidated assets of Repap or (ii) the total revenues of which constituted more than 10 percent of the consolidated revenues of Repap, in each case as set out in the financial statements of Repap for the year ended December 31, 1999 and each affiliate of Repap that directly or indirectly holds an equity interest in any such subsidiary.

"Repap Preferred Shareholder" means a holder of Repap Preferred Shares.

"Repap Preferred Shares" means collectively the Repap Preferred Shares, Series C and the Repap Preferred Shares, Series F.

"Repap Preferred Shares, Series C" means the preferred shares, series C in the capital of Repap.

"Repap Preferred Shares, Series F" means the preferred shares, series F in the capital of Repap.

"Repap Record Date" means the Business Day prior to the mailing of this Circular, which is anticipated to be September 14, 2000.

"Repap Reduction of Stated Capital Resolution" means the special resolution of the Repap Common Shareholders concerning the Reduction of Stated Capital, in the form set out in Appendix A to this Circular.

"Repap Shareholders" means, collectively, the Repap Common Shareholders and the Repap Preferred Shareholders.

"Repap Shares" means collectively the Repap Preferred Shares and the Repap Common Shares.

"RESP" means a registered education savings plan (as such term is defined under the Canadian Tax Act).

"RRIF" means a registered retirement income fund (as such term is defined under the Canadian Tax Act).

"RRSP" means a registered retirement savings plan (as such term is defined under the Canadian Tax Act).

"Securities Act" means the Securities Act (Ontario) and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date.

"Superior Proposal" means any bona fide written Acquisition Proposal that in the good faith determination of the Board of Directors, after consultation with its financial advisors and with outside counsel (a) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; and (b) would, if consummated in accordance with its terms, result in a transaction more favourable to the Repap Common Shareholders and no less favourable to the Repap Preferred Shareholders from a financial point of view than the Amalgamation.

"Support Agreements" means the agreements dated August 28, 2000 entered into by the Principal Shareholders with UPM-Kymmene, pursuant to which the Principal Shareholders have agreed to support the Amalgamation and vote all of the Repap Common Shares owned or controlled by them in favour of the Repap Amalgamation Resolution.

"Tax Proposals" means specific proposals to amend the Canadian Tax Act and the Canadian Tax Regulations publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof.

"TSE" means The Toronto Stock Exchange Inc.

"United States" means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

"UPM-Kymmene" means UPM-Kymmene Corporation, a corporation existing under the laws of Finland.

INFORMATION CONCERNING THE MEETING

The Meeting will be held at 11:00 a.m. (Toronto time) on Monday, October 16, 2000 at the Le Royal Meridian King Edward Hotel, Belgravia Room, 37 King Street East, Toronto, Ontario, Canada, M5C 1E9 as set forth in the Notice of Special Meeting.

Solicitation of Proxies

This Circular is furnished in connection with the solicitation of proxies by and on behalf of the management of Repap for use at the Meeting. This solicitation is being made by mail. The approximate date of mailing is September 15, 2000. Repap may pay brokers or nominees holding Repap Shares in their names or in the names of their principals for their reasonable expenses in sending solicitation material to their principals. The cost of this solicitation will be borne by Repap. Georgeson Shareholder Communications Canada (the "Soliciting Agent") has also been retained by the Board of Directors to solicit proxies on behalf of the Board of Directors. The Soliciting Agent will be paid CAD$30,000 plus CAD$6.00 per phone call to a registered Repap Shareholder. The Soliciting Agent can be reached at 1-800-890-1037.

Voting by Proxies

There are two forms of proxy, a blue proxy applicable to Repap Common Shareholders and a yellow proxy applicable to Repap Preferred Shareholders. If you have received the wrong form of proxy please contact the Exchange Agent for the correct form at the address or facsimile number or telephone number set out in the form of proxy.

The persons appointed as proxy in the accompanying form of proxy are directors or officers of Repap. A Repap Shareholder may appoint a person (who need not be a Repap Shareholder) other than the persons designated in the accompanying form of proxy to attend and vote for that Repap Shareholder at the Meeting and may do so either by striking out the names of the persons designated in the form of proxy and inserting the other person's name in the blank space provided for that purpose in the form of proxy or by completing another acceptable form of proxy and, in either case, delivering the completed proxy to the Secretary of Repap, care of Montreal Trust Company, at P.O. Box 1900, Station B, Montreal, Quebec, Canada H3B 3L6. Execution of the proxy will not affect a Repap Shareholder's right to attend the Meeting and vote in person.

A properly completed and signed proxy confers discretionary authority upon the named proxy nominee with respect to any amendments or variations to the matters identified in the Notice of Special Meeting and any other matter which may properly come before the Meeting or any adjournment or postponement thereof. As at the date of this Circular, management is not aware of any such amendments or variations, or other matters to be presented for action at the Meeting.

The management representatives designated in the enclosed proxy will vote or withhold from voting in accordance with the instructions given by the Repap Shareholder in the form of proxy. If no instructions are marked, the securities represented by a proxy given to management will be voted: (i) in the case of Repap Common Shares, FOR the Repap Reduction of Stated Capital Resolution; (ii) FOR the Repap Amalgamation Resolution; (iii) in the case of Repap Common Shares, voting as a class, FOR the Repap Amalgamation Resolution; and (iv) in accordance with management's recommendation with respect to amendments or variations of the matters set out in the Notice of Special Meeting or any other matters which may properly come before the Meeting.

Generally, only registered Repap Shareholders, as applicable to the particular vote, or the persons they appoint as their proxies are permitted to attend and vote at the Meeting. However, Repap Shares may be beneficially owned by a person and registered either: (i) in the name of an intermediary such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or (ii) in the name of a clearing agency (such as CDS) of which the intermediary is a participant.

The completed, signed and dated form of proxy must be received by no later than 5:00 p.m. (Montreal time) on October 12, 2000 or, in the event that the Meeting is adjourned or postponed, by no later than 5:00 p.m. (Montreal time) on the second Business Day prior to the day fixed for the adjourned or postponed Meeting.

Under the Repap By-Laws, at any meeting of Repap Shareholders, two persons personally present, each being a Repap Shareholder entitled to vote at the Meeting either personally or as an authorized representative and together representing in person or by proxy at least 25% of the outstanding voting shares, constitute a quorum. Repap Shares represented in person or by proxy at the Meeting will be counted for quorum purposes regardless of whether the Repap Shareholder or proxy fails to vote on a particular proposal (an "abstention") or whether a broker with a discretionary authority fails to exercise that authority with respect to a particular proposal (a "broker nonvote"). For purposes of determining whether a proposal has been approved, an abstention or broker nonvote with regard to that proposal will be counted neither for nor against the proposal. Voting on any proposal will be by show of hands except where a ballot is demanded by a Repap Shareholder or proxyholder entitled to vote at the meeting.

Revocability of Proxies

A registered Repap Shareholder who executes and returns the accompanying form of proxy has the right to revoke it at any time before it is acted upon by an instrument in writing executed by the Repap Shareholder or by the Repap Shareholder's attorney duly authorized in writing or, if the Repap Shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized and deposited at the registered office of Repap (300 Atlantic Street, Suite 200, Stamford, CT, U.S.A. 06901) at any time up to and including the last Business Day preceding the date of the Meeting or with the chairman of the Meeting on the day of the Meeting or an adjournment thereof, or in any other manner permitted by Law.

A Non-Registered Holder may revoke a voting instruction form or a waiver of the right to vote given to an intermediary at any time by written notice to the intermediary. However, an intermediary is not required to act on any such revocation that is not received by the intermediary at least seven days prior to the Meeting.

Dissenting Shareholder Rights

Repap Shareholders who properly exercise their Dissent Rights will be entitled to be paid the fair value of their Repap Shares in accordance with section 190 of the CBCA. The Dissent Procedures require that a Repap Shareholder who wishes to dissent must be a registered Repap Shareholder prior to the Meeting. The execution or exercise of a proxy does not constitute a Dissent Notice. See "Dissenting Shareholder Rights".

Voting Shares and Principal Holders thereof

As at September 11, 2000, there were outstanding: (i) 743,960,637 Repap Common Shares; (ii) 240,000 Repap Preferred Shares, Series C; and (iii) 400,000 Repap Preferred Shares, Series F. Repap Shareholders are entitled to vote at the Meeting on the basis of one vote for each Repap Share registered in the Repap Shareholder's name.

Repap Shareholders whose names are entered on the register of Repap Shareholders at the close of business on September 14, 2000, will be entitled to attend in person or appoint a proxy nominee to attend the Meeting and such person will be entitled to vote for each Repap Share held on such date. If a holder has transferred any Repap Shares after September 14, 2000 and the transferee of such Repap Shares establishes ownership of them and demands in writing, not later than the close of business on October 6, 2000, to be included in the list of Repap Shareholders entitled to vote at the Meeting, the transferee will be entitled to vote such Repap Shares at the Meeting.

The following table and the notes thereto set forth, as of September 11, 2000, certain information regarding the beneficial ownership of the Repap Shares with respect to (i) each person known by Repap to own beneficially more than 5% of the outstanding Repap Shares, (ii) the executive officers of Repap named in the Summary Compensation Table that appears under "Compensation of Directors and Executive Officers", (iii) each of Repap's directors, and (iv) all directors and executive officers of Repap as a group. Unless otherwise indicated, each shareholder has sole voting and investment power with respect to the Repap Shares beneficially owned by that shareholder.

Repap Common Shares

Name of Shareholder	Position	Number of Repap Common Shares Beneficially Owned	Percent of Class
Stephen C. Larson	President, Chief Executive Officer and Director	18,000,000 options(1) 100,000 shares	2.42%(8) *
Michelle A. Cormier	Vice President and Chief Financial Officer	7,000,00 options(2) 1,384 shares	*(8) *
Neil M. Falco	President Repap Marketing Inc.	4,000,000 options(3)	*(8)
Terry W. McBride	Vice President, General Counsel and Secretary	5,000,000 options(4) 4,000 shares	*(8) *
R. Bruce Eddy, QC	Director	20,000 shares(5)	*
Robert J. McGavin	Director	20,000 shares	*
Glen D. Roane	Director	500,000 shares	*
Myron M. Sheinfeld	Director	20,000 shares	*
Harold (Hap) S. Stephen	Chairman of the Board and Director	411,000 shares	*
Third Avenue Value Fund		110,174,479 shares(6)	14.81%
Third Avenue Small Cap Value Fund		12,253,700 shares (6)	1.65%
TD Asset Management Inc.		106,559,523 shares(7)	14.32%
All Directors and Executive Officers as a Group (nine persons)		34,000,000 options 1,065,884 shares	4.57%(8) *

(1) These options are all exercisable at CAD$0.13 per share. 14,800,000 are currently exercisable. The balance of 3,200,000 are exercisable over four years or upon a change in control. The Amalgamation is a change in control for this purpose.

(2) These options are all exercisable at CAD$0.13 per share. 5,400,000 are currently exercisable. The balance of 1,600,000 are exercisable over four years or upon a change in control. The Amalgamation is a change in control for this purpose.

(3) These options are all exercisable at CAD$0.08 per share.

(4) Options for 5,000,000 shares granted to Mr. McBride on February 28, 2000 are exercisable immediately at a price of CAD$0.13 per share.

(5) 20,000 shares registered in a self-directed registered retirement savings plan in the name of Shelagh Eddy, Mr. Eddy's wife, are under the control and direction of Mr. Eddy.

(6) EQSF Advisors, Inc., 767 Third Avenue, New York, NY, 10017-2023, acts as advisor to Third Avenue Value Fund and to Third Avenue Small Cap Value Fund.

(7) TD Asset Management Inc., 10th Floor, Toronto-Dominion Bank Tower, 55 King Street West, Toronto, Ontario, M5K 1A2, in its capacity as investment manager, has discretionary authority over shares beneficially owned by The Toronto-Dominion Bank, The TD Bank Pension Fund and TD Asset Management Mutual Funds.

(8) Giving effect to the exercise of all currently exercisable options and options exercisable upon the Amalgamation held by these persons.

* Represents less than 1%.

Repap Preferred Shares

George S. Petty, indirectly beneficially owns through two corporations he controls, all of the issued and outstanding Repap Preferred Shares.

Procedures for Payment Pursuant to Amalgamation and Transfer of Repap Shares

Repap Shareholders whose Repap Shares are registered in the name of a broker, investment dealer, bank, trust company or other nominee should contact that nominee for instructions and assistance in delivering those Repap Shares.

Enclosed with this Circular is a Letter of Transmittal (on pink paper) which is being delivered to Repap Shareholders. The Letter of Transmittal, when properly completed and duly executed and returned together with a certificate or certificates for Repap Shares and all other required documents, will enable, if the Amalgamation is completed, each Repap Common Shareholder to obtain, as consideration for each Repap Common Share held, one Amalco Special Share. All such Amalco Special Shares will be immediately purchased by UPM-Kymmene or a wholly-owned subsidiary and CAD$0.20 per share will be paid in cash to the former Repap Common Shareholder. Repap Preferred Shareholders will receive, as consideration for each Repap Preferred Share, Series C held, one Amalco Preferred Share, Series C which shall provide for the right to receive CAD$25.00 per share in cash and, as consideration for each Repap Preferred Share, Series F held, one Amalco Preferred Share, Series F which shall provide for the right to receive CAD$25.00 per share in cash.

Repap Shareholders whose properly completed, signed and dated Letters of Transmittal together with certificates representing their Repap Shares and all other required documents are not received by Montreal Trust Company, P.O. Box 1900, Station B, Montreal, Quebec, Canada H3B 3L6, Attention: Reorganization Department will not receive the consideration to which they are otherwise entitled pursuant to the Amalgamation until proper delivery of such documents is made.

Any use of the mail to transmit a certificate for Repap Shares and a related Letter of Transmittal and other required documents is at the risk of the Repap Shareholder. If these documents are mailed, it is recommended that registered mail, with return receipt requested, properly insured, be used.

Cheques representing the consideration payable to a former holder of Repap Shares who has complied with the procedures set out above will, as soon as practicable after the Effective Date, (a) be forwarded to the Repap Shareholder at the address specified in the Letter of Transmittal by first class mail; or (b) be made available for pick-up by the Repap Shareholder at the office of Montreal Trust Company where the Letter of Transmittal has been filed if requested by the Repap Shareholder, in the Letter of Transmittal.

Where a certificate for Repap Shares has been destroyed, lost or stolen, the registered Repap Shareholder of that certificate should immediately complete the Letter of Transmittal as fully as possible and return it together with a letter describing the destruction, loss or theft, to the Exchange Agent in accordance with the instructions in the Letter of Transmittal. The Exchange Agent will respond with replacement requirements.

STATED CAPITAL REDUCTION

To complete the Amalgamation, the stated capital account for Repap Common Shares must be adjusted in order to reflect the value of Repap's assets. At the Meeting, the Repap Common Shareholders will be asked to approve the Repap Reduction of Stated Capital Resolution, a copy of which is annexed as Appendix A to this Circular.

In order to be effective, the Repap Reduction of Stated Capital Resolution must be approved by not less than two-thirds of the votes cast at the Meeting by Repap Common Shareholders.

The Repap Reduction of Stated Capital Resolution will have the effect of reducing the stated capital attributable to the Repap Common Shares to the New Stated Capital Amount. The Repap Reduction of Stated Capital Resolution does not authorize any repayment of capital.

The Board of Directors unanimously recommends that Repap Common Shareholders vote FOR the Repap Reduction of Stated Capital Resolution.

The blue form of proxy delivered with this Circular provides a means for a Repap Common Shareholder to vote for or against the Repap Reduction of Stated Capital Resolution. The blue form of proxy further provides that if a Repap Common Shareholder using the proxy does not specify whether such shares are to be voted for or against the Repap Reduction of Stated Capital Resolution, the proxy holder will vote FOR the Repap Reduction of Stated Capital Resolution.

THE AMALGAMATION

General

The Amalgamation Agreement provides for the amalgamation of Acquireco and Repap as of the Effective Date to continue as one corporation, Amalco, in a transaction in which:

  each issued and outstanding Repap Common Share (other than those held by Dissenting Shareholders and other than those held by Acquireco, if any) will be converted into one Amalco Special Share;
  each issued and outstanding Repap Common Share held by Acquireco will be cancelled;
  each issued and outstanding Acquireco Common Share will be converted into one Amalco Common Share;
  each issued and outstanding Repap Preferred Share, Series C (other than those held by Dissenting Shareholders) will be converted into one Amalco Preferred Share, Series C;
  each issued and outstanding Repap Preferred Share, Series F (other than those held by Dissenting Shareholders) will be converted into one Amalco Preferred Share, Series F; and
  Dissenting Shareholders will be entitled to be paid the fair value of their Repap Shares

Amalco Special Shares

The share provisions attaching to the Amalco Special Shares will provide that, on the Effective Date (the "Effective Time"), UPM-Kymmene or its wholly-owned subsidiary following the giving of a transfer notice by Amalco to UPM-Kymmene or its wholly-owned subsidiary, will have a right to purchase and will purchase from each holder of Amalco Special Shares all of such person's right, title and interest in and to its Amalco Special Shares and UPM-Kymmene or its wholly-owned subsidiary shall acquire, and shall be deemed to have acquired, from each holder of Amalco Special Shares all, but not less than all, of the Amalco Special Shares held by such holder for a consideration of CAD$0.20 per share in cash. UPM-Kymmene or its wholly-owned subsidiary shall acquire, and shall be deemed to have acquired, from each holder of Amalco Special Shares all, but not less than all, of the Amalco Special Shares held by such holder. UPM-Kymmene or its wholly-owned subsidiary shall, on the Effective Date, deposit with, or otherwise cause to be deposited with, the Exchange Agent sufficient funds to pay the aggregate consideration payable to the holders of the Amalco Special Shares. On and after the Effective Time, any such money deposited with the Exchange Agent shall be held by the Exchange Agent as agent for the holders of the Amalco Special Shares and receipt of payment by the Exchange Agent shall be deemed to constitute receipt of payment of the consideration payable to the holders of the Amalco Special Shares for all of the Amalco Special Shares transferred to UPM-Kymmene or its wholly-owned subsidiary.

The holders of the Amalco Special Shares transferred to UPM-Kymmene or its wholly-owned subsidiary will receive CAD$0.20 per share in cash, without interest, for each Amalco Special Share so transferred (subject to the following paragraph) and on presentation of a fully completed and duly executed Letter of Transmittal.

No share certificates representing Amalco Special Shares will be issued to holders of Amalco Special Shares. Share certificates representing a certain number of Repap Common Shares shall be deemed to represent share certificates for the same number of Amalco Special Shares.

Amalco Preferred Shares

The Amalco Preferred Shares shall be redeemable for CAD$25.00 per share in cash. Further, pursuant to the Acquisition Agreement, UPM-Kymmene has undertaken to make an offer or to cause one of its subsidiaries to make an offer to purchase forthwith after the Effective Date all of the Preferred Shares for CAD$25.00 per share in cash.

Effective Date of the Amalgamation

The Amalgamation will be completed and the Amalco Special Shares and the Amalco Preferred Shares acquired as soon as practicable after receipt of the requisite approvals from Repap Shareholders and after all other conditions to the Amalgamation have been satisfied or waived. It is currently expected that the Effective Date will occur on or about October 16, 2000.

Background

The provisions of the Acquisition Agreement are the result of arm's length negotiations conducted among representatives of Repap and UPM-Kymmene and their respective legal and financial advisors. The following is a brief summary of the material events that preceded the execution of the Acquisition Agreement.

On Friday, August 18, 2000, Mr. Stephen Larson, President and Chief Executive Officer of Repap, received a letter from Mr. Juha Niemelä, President and Chief Executive Officer of UPM-Kymmene. On the same date Mr. Niemelä reached by telephone Mr. Hap Stephen, the Chairman of Repap, to inform him that the said letter had been forwarded to Mr. Larson. Mr. Niemelä suggested to Mr. Stephen that representatives of the two companies meet to discuss the transaction proposed in the letter as early as possible. Mr. Stephen informed Mr. Niemelä that the Board of Directors would meet to consider the request.

The letter received from Mr. Niemelä constituted a non-binding acquisition proposal from UPM-Kymmene. The proposal contemplated acquiring all of the issued and outstanding common and preferred shares in the capital of Repap for cash, payment of a "break" fee in certain circumstances and the grant to UPM-Kymmene of an option to purchase, in circumstances where a "break fee" would be payable, up to approximately 19.9% of the outstanding shares of Repap. The proposal was conditional upon limited due diligence satisfactory to UPM-Kymmene and the receipt of the support of the Principal Shareholders of the transaction and contemplated a period of time during which UPM-Kymmene would be entitled to negotiate definitive documentation with Repap on an exclusive basis.

A meeting of the Board of Directors was held by means of telephone conference during the evening of Friday, August 18, 2000, at which the letter received from UPM-Kymmene and the telephone conversation between Mr. Stephen and Mr. Niemelä were discussed. The Board of Directors considered the merits of the proposal and received advice from its legal counsel as to appropriate process in the circumstances. The Board of Directors concluded that it was interested in pursuing further the opportunity presented by the UPM-Kymmene letter and decided to retain financial advisors. On Saturday, August 19, 2000, Mr. Stephen and Mr. Larson contacted DLJ to seek their assistance in this matter. On Saturday and Sunday, August 19 and 20, 2000, UPM-Kymmene's request to sign a confidentiality agreement containing exclusivity arrangements between Repap and UPM-Kymmene was, along with other aspects of the proposal, reviewed by representatives of Repap.

On Monday, August 21, 2000, the Board of Directors again met by telephone conference to review with DLJ UPM-Kymmene's proposal and discussed other strategic alternatives that Repap had under consideration to enhance shareholder value. The Board of Directors mandated Mr. Hap Stephen, to be assisted by Repap's senior management, to meet with UPM-Kymmene's representatives.

During the afternoon and evening of Tuesday, August 22, 2000, senior officers of UPM-Kymmene and their advisors met with senior officers of Repap and their advisors and discussed due diligence and various other issues. In the evening of August 22, 2000, Repap informed UPM-Kymmene that it was not prepared to enter into the suggested exclusivity agreement but that it was ready to negotiate with UPM-Kymmene on an exclusive basis until Monday August 28, 2000.

During the period from August 23, 2000 to August 28, 2000, the price, "break fee", non-solicitation provisions and other terms of the Acquisition Agreement and of the Option Agreement were negotiated.

In the late afternoon of Monday, August 28, 2000, the Board of Directors met to consider the Acquisition Agreement and Option Agreement as negotiated and to receive advice from its legal and financial advisors. At this meeting, DLJ gave a presentation as to the terms and structure of the UPM-Kymmene proposal as contained in the negotiated Acquisition Agreement and Option Agreement. Furthermore, DLJ gave a presentation as to the analysis and methodology used in connection with assessing the fairness of the consideration being offered to Repap Common Shareholders, from a financial point of view. DLJ orally delivered its opinion as to the fairness, from a financial point of view, to Repap Common Shareholders (other than those Repap Common Shareholders who are affiliates of Repap), of the consideration to be received by such Repap Common Shareholders in the Amalgamation.

Following consideration of a number of factors, including those factors specified under "The Amalgamation - Recommendation of the Board of Directors" and on the basis of the advice received from its financial and legal advisors, including the DLJ Fairness Opinion, the Board of Directors unanimously concluded that the acquisition was fair to Repap Shareholders and in the best interests of Repap and unanimously approved the entering into of the Acquisition Agreement and the Option Agreement.

The Acquisition Agreement and the Option Agreement were entered into later that evening. Contemporaneously, the Principal Shareholders entered into the Support Agreements with UPM-Kymmene pursuant to which they have agreed, subject to the receipt of a Superior Proposal, to support the Amalgamation and vote all of the Repap Common Shares owned or controlled by them in favour of the Repap Amalgamation Resolution. A press release to that effect was issued by Repap and UPM-Kymmene prior to the commencement of trading on the TSE on Tuesday, August 29, 2000.

On September 11, 2000, the Board of Directors met to consider certain non-material amendments to the Acquisition Agreement. At such meeting, the Board of Directors unanimously approved the entering into of an agreement amending the Acquisition Agreement.

Recommendation of the Board of Directors

The Board of Directors is of the view that the terms of the Amalgamation are fair to Repap Shareholders and in the best interests of Repap. The Board of Directors unanimously recommends that Repap Common Shareholders vote FOR the Repap Reduction of Stated Capital Resolution, that Repap Shareholders vote FOR the Repap Amalgamation Resolution and that Repap Common Shareholders vote FOR the Repap Amalgamation Resolution as a class.

Each of the directors of Repap has advised Repap that he currently intends to vote the Repap Common Shares held or controlled by him, directly or indirectly, in favour of the Repap Reduction of Stated Capital Resolution and in favour of the Repap Amalgamation Resolution.

In reaching its determination and making these recommendations, the Board of Directors considered a number of factors, including the following:

    the consideration of CAD$0.20 per Common Share offered to Repap Common Shareholders in connection with the Amalgamation, is payable entirely in cash and represented a premium of 100% over the closing price on August 25, 2000 on the TSE for a Repap Common Share and a premium of approximately 108% to the average closing price on the TSE for the 20 trading days preceding the date the Acquisition Agreement was entered into;
    the opinion dated August 28, 2000 of DLJ as to the fairness from a financial point of view to the Repap Common Shareholders (other than those Repap Common Shareholders who are affiliates of Repap) of the consideration to be received by such holders;
    holders of approximately 30.8% of the Repap Common Shares agreed, subject to the receipt of a Superior Proposal, to vote their Repap Shares in favour of the Repap Amalgamation Resolution;
    the Board of Directors retained the right to participate in any unsolicited discussions or negotiations with, and provide information (subject to entering into a confidentiality agreement) to, an interested third party if the Board of Directors determines in good faith, after consultation with financial advisors and outside counsel, that the third party's proposal is a Superior Proposal. See "The Acquisition Agreement - Covenants Regarding Non-Solicitation";
    considering that other interested parties would not be precluded from subsequently proposing a Superior Proposal, the Acquisition Agreement was the best alternative among the opportunities available to Repap at the time of the Board of Directors' consideration of the terms of the Acquisition Agreement;
    the terms and conditions of the Acquisition Agreement, including the amount of the Break Fee and the circumstances in which it is payable, the terms of the Option Agreement and the circumstances in which it becomes exercisable and the circumstances in which the Acquisition Agreement may be terminated;
    the requirement that the Amalgamation must be approved by a special resolution passed by not less than two-thirds of the votes cast at the Meeting by Repap Shareholders voting together and by not less than two-thirds of the votes cast at the Meeting by Repap Common Shareholders voting as a class; and
    under the Amalgamation, registered Repap Shareholders have Dissent Rights.

In reaching its determination, the Board of Directors also considered and evaluated, among other things: (a) information concerning the business, operations, property, assets, financial condition, operating results and prospects of Repap; (b)  current industry, economic and market conditions and trends and its informed expectations as to prospects; (c) historical market prices and trading information with respect to Repap Common Shares; and (d) the expected likelihood of receiving regulatory clearance for the Amalgamation.

The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the Board of Directors. In addition, in reaching the determination to approve and recommend the Reduction of Stated Capital and the Amalgamation, the Board of Directors did not assign any relative or specific weights to the foregoing factors which were considered, and individual directors may have given different weights to different factors. The Board of Directors is, however, unanimous in its recommendation to the Repap Shareholders that the Repap Reduction of Stated Capital Resolution and the Repap Amalgamation Resolution be approved at the Meeting.

Opinion of Repap's Financial Advisor

Repap asked DLJ, in its role as financial advisor to Repap, to render an opinion to the Board of Directors as to the fairness, from a financial point of view, to the Repap Common Shareholders (other than those Repap Common Shareholders who are affiliates of Repap) of the consideration to be received by such holders in the Amalgamation. On August 28, 2000, DLJ delivered to the Board of Directors its written opinion to the effect that, as of that date, based on and subject to the assumptions, limitations and qualifications set forth in its written opinion, the consideration to be received by the Repap Common Shareholders (other than those Repap Common Shareholders who are affiliates of Repap) in the Amalgamation was fair to such holders from a financial point of view. The full text of DLJ's opinion is attached as Appendix C to this Circular.

DLJ expressed no opinion as to the price at which Repap Common Shares would actually trade at any time. DLJ's opinion did not address the relative merits of the Amalgamation and the other business strategies considered by the Board of Directors nor did it address the Board of Directors' decision to proceed with the Amalgamation. DLJ's opinion did not constitute a recommendation to any Repap Shareholder as to how such holder should vote on the Amalgamation.

Repap selected DLJ as its financial advisor because DLJ is an internationally recognized investment banking firm that has substantial experience providing strategic advisory services. DLJ was not retained as an advisor or agent to the Repap Shareholders or any other person. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ was not requested to solicit, nor did DLJ solicit, the interest of any other party in acquiring Repap.

In arriving at the DLJ Fairness Opinion, DLJ:

    reviewed a draft dated August 24, 2000 of the Acquisition Agreement and the schedules thereto and assumed the final form of the Acquisition Agreement would not vary in any respect material to DLJ's analysis;
    reviewed financial and other information that was publicly available or furnished to DLJ by Repap, including information provided during discussions with its management. Included in the information provided during discussions with Repap's management were certain financial projections of Repap for the period beginning January 1, 2000 and ending December 31, 2001 prepared by the management of Repap;
    compared certain financial and securities data of Repap with various other companies whose securities are traded in public markets;
    reviewed the historical stock prices and trading volumes of Repap Common Shares;
    reviewed prices and premiums paid in certain other business combinations; and
    conducted other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering the DLJ Fairness Opinion.

In rendering the DLJ Fairness Opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Repap or its representatives, or that DLJ otherwise reviewed. With respect to the financial projections supplied to DLJ, DLJ relied on representations that the projections were reasonably prepared on the basis reflecting the best currently available estimates and judgements of the management of Repap as to the future operating and financial performance of Repap. DLJ expressed no opinion with respect to these projections or the assumptions upon which they were based. DLJ did not assume responsibility for making any independent evaluation of the assets or liabilities, or for making any independent verification of the information DLJ reviewed. DLJ relied as to certain legal matters on advice of counsel to Repap.

DLJ necessarily based the DLJ Fairness Opinion on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of the DLJ Fairness Opinion. In the DLJ Fairness Opinion, DLJ stated that, although subsequent developments may affect the conclusions reached in the DLJ Fairness Opinion, DLJ does not have any obligation to update, revise or reaffirm the DLJ Fairness Opinion.

Summary of Financial Analyses Performed by DLJ

The following is a summary of the financial analyses DLJ presented to the Board of Directors on August 28, 2000 in connection with the preparation of the DLJ Fairness Opinion. No company or transaction used in the analyses described below is directly comparable to Repap or the contemplated transaction. In addition, mathematical analysis such as determining the average or median is not in itself a meaningful method of using selected company or transaction data. The analyses DLJ performed are not necessarily indicative of actual values or future results, which may be significantly more or less favourable than suggested by these analyses. The implied equity values per Repap Common Share outlined below were based on: (i) 743,960,637 Repap Common Shares outstanding, (ii) 60,500,000 Repap Common Shares issuable upon the exercise of options, (iii) net debt of CAD$1,160,450,000 (including CAD$6,430,000 cash proceeds from the exercise of options) and (iv) Repap Preferred Shares of CAD$16,000,000. The information summarized in the tables which follow should be read in conjunction with the accompanying text.

Trading History.  DLJ examined the historical closing prices of Repap Common Shares from August 23, 1999 to August 23, 2000. During this time period, Repap Common Shares reached a high of CAD$0.16 per share and a low of CAD$0.07 per share.

Comparable Publicly Traded Company Analysis.  DLJ analyzed the market values and trading multiples of selected publicly traded printing paper companies that DLJ believed were reasonably comparable to Repap. These comparable companies consisted of:

    five American printing paper companies (the "American Comparables"):
      Bowater Incorporated;
      International Paper Company;
      The Mead Corporation;
      Potlatch Corporation; and
      Westvaco Corporation.
    four European printing paper companies (the "European Comparables"):
      Metsä Serla Corporation;
      Sappi Limited;
      Stora Enso Oyi; and
      UPM-Kymmene.

In examining these comparable companies, DLJ calculated the enterprise value of each company as a multiple of EBITDA for each of calendar years 1995 and 1999, LTM EBITDA and projected calendar year 2000 and 2001 EBITDA. The enterprise value of a company is equal to the value of its fully-diluted common equity plus debt and the liquidation value of outstanding preferred shares, if any, minus cash and the value of certain other assets, including minority interests in other entities. LTM means the last twelve-month period for which financial data for the company at issue has been reported. EBITDA means earnings before interest expense, taxes, depreciation and amortization. All historical data was derived from publicly available sources and all projected data was obtained from Wall Street research reports where available. DLJ's analysis of the comparable companies yielded the following multiple ranges:

ENTERPRISE VALUE/EBITDA (American Comparables)
	1995	1999	LTM (6/30/2000)	2000 (Projected)	2001 (Projected)
High	6.3x	10.2x	8.7x	6.2x	4.6x
Low	3.1x	6.9x	6.2x	4.9x	3.3x
Average	5.0x	7.9x	7.0x	5.6x	4.1x
Median	5.1x	7.4x	6.6x	5.7x	4.5x

ENTERPRISE VALUE/EBITDA (European Comparables)
	1995	1999	LTM (6/30/2000)	2000 (Projected)	2001 (Projected)
High	5.6x	6.6x	5.7x	5.5x	5.2x
Low	3.8x	3.7x	3.3x	2.1x	1.9x
Average	4.7x	5.4x	4.8x	4.1x	3.5x
Median	4.7x	5.9x	5.4x	4.3x	3.6x

Based on an analysis of this data and Repap's projected results for comparable periods, DLJ derived a reference range of multiples of 5.0x to 8.0x and, based on this reference range, DLJ estimated a negative value per Repap Common Share compared to the proposed price of CAD$0.20 per Repap Common Share to be received in the Amalgamation.

Precedent Merger and Acquisition Transaction Analysis.  DLJ reviewed seven selected transactions involving companies in the printing paper industry that DLJ believed are reasonably comparable to the Amalgamation. These transactions consisted of:

    International Paper Company's acquisition of Champion International;
    Stora-Enso Oyi's acquisition of Consolidated Papers;
    International Paper Company's acquisition of Union Camp Corporation;
    UPM-Kymmene's acquisition of Blandin Paper Company;
    Consolidated Papers, Inc.'s acquisition of Repap Wisconsin, Inc.;
    Sappi's acquisition of DLJMB's equity interest in S.D. Warren; and
    Sappi and DLJMB's acquisition of S.D. Warren.

In examining these acquisitions, DLJ calculated the enterprise value of the acquired company implied by each of these transactions as a multiple of EBITDA for each of calendar year 1995 and 1999 and as a multiple of daily production capacity measured in short tons. DLJ's analysis of these comparable acquisitions yielded the following multiple ranges:

	1995 EBITDA Multiple	1999 EBITDA Multiple	PRICE/DAILY TON (US$000's)
High	8.4x	14.3x	717
Low	3.3x	8.3x	344
Average	5.9x	11.6x	483
Median	5.6x	11.9x	471

Based on an analysis of this data and Repap's historical and projected operating results, DLJ derived a reference range of multiples of 5.0x to 11.0x and, based on this reference range, DLJ estimated a value per share of Repap common stock ranging from CAD$0.00 to CAD$0.22, compared to the proposed price of CAD$0.20 per Repap Common Share to be received in the Amalgamation.

Premiums Paid Analysis.  DLJ determined the premium over the common stock trading prices for one day, one week and four weeks prior to the announcement date in selected merger and acquisition transactions that DLJ believed are reasonably comparable to the Amalgamation. These transactions consisted of:

    International Paper Company's acquisition of Champion International;
    Stora-Enso Oyi's acquisition of Consolidated Papers;
    Abitibi-Consolidated Inc.'s acquisition of Donohue Inc.;
    Weyerhaeuser Company's acquisition of MacMillan Bloedel Limited;
    International Paper Company's acquisition of Union Camp Corporation;
    Jefferson Smurfit Corporation's merger with Stone Container Corporation; and
    Bowater Incorporated's merger with Avenor Inc.

The median premiums for the selected transactions over the common stock trading prices for one day, one week and four weeks prior to the announcement date were 31.5%, 35.4% and 52.3%, respectively. Applying the above premiums to the closing price of Repap Common Shares on comparable days, DLJ estimated a value per Repap Common Share ranging from CAD$0.12 to CAD$0.14, compared to the proposed price of CAD$0.20 per Repap Common Share to be paid in the Amalgamation.

The summary set forth above does not purport to be a complete description of the analyses performed by DLJ but describes, in summary form, the material elements of the presentation that DLJ made to the Board of Directors on August 28, 2000 in connection with the preparation of the DLJ Fairness Opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. DLJ conducted each of the analyses in order to provide a different perspective on the transaction and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to Repap that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the DLJ Fairness Opinion. The analyses DLJ performed are not necessarily indicative of actual values or future results, which may be significantly more or less favourable than suggested by these analyses.

Engagement Letter

Pursuant to the terms of an engagement agreement dated December 21, 1999, Repap has agreed to pay a fee that is customary in transactions of this nature a substantial portion of which is contingent upon the consummation of the Amalgamation. In addition, Repap agreed to reimburse DLJ, upon DLJ's request from time to time, for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) DLJ incurred in connection with its engagement thereunder and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under Canadian and U.S. federal securities laws. DLJ and Repap negotiated the terms of the fee arrangement.

Other Relationships

In the ordinary course of business, DLJ and its affiliates may own or actively trade the securities of Repap and UPM-Kymmene for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in securities of Repap or UPM-Kymmene. DLJ has performed investment banking and other services for Repap in the past, including acting as sole underwriter in a US$100 million high-yield bond offering in May 1999, and has been compensated for such services.

Repap Shareholders Approval of the Amalgamation

The Meeting will be held at 11:00 a.m. on Monday, October 16, 2000 at the Le Royal Meridian King Edward Hotel, Belgravia Room, 37 King Street East, Toronto, Ontario, Canada, M5C 1E9. At the Meeting, the Repap Shareholders and the Repap Common Shareholders, as a class, will be asked to approve the Repap Amalgamation Resolution.

For the Amalgamation to proceed, it must be approved by not less than two-thirds of the votes cast at the Meeting by Repap Shareholders, voting together and by not less than two-thirds of the votes cast at the Meeting by holders of Repap Common Shares, voting as a class. The Amalgamation is also subject to a number of other conditions and various Regulatory Approvals.

Certain Repap Shareholders have entered into support agreements with UPM-Kymmene pursuant to which they have agreed to support, subject to the receipt of a Superior Proposal, the Amalgamation and vote all of the Repap Shares owned or controlled by them (collectively, representing approximately 34.5% of the outstanding Repap Common Shares and 100% of the outstanding Repap Preferred Shares) in favour of the Repap Amalgamation Resolution. See "Support Agreements".

Repap Shareholders should review this Circular in its entirety for further information regarding the Meeting.

Interests of Certain Persons in the Matters to be Acted Upon at the Meeting

The Acquisition Agreement provides that all rights to indemnification now existing in favour of the current and former officers and directors of Repap or any subsidiary as provided in the Repap Articles, Repap By-Laws or by contract or otherwise will survive the Amalgamation for a period of not less than six years from the Effective Date. The Acquisition Agreement also provides that, for not less than six years from the Effective Date, there shall be maintained in effect coverage substantially equivalent to that in effect under current policies of the directors' and officers' liability insurance maintained by Repap or any of its subsidiaries which is no less advantageous, and with no gaps or lapses in coverage, with respect to matters occurring prior to the Effective Date. Alternatively, at UPM-Kymmene's option, it may cause Repap to purchase "run-off" directors' and officers' liability insurance providing coverage substantially as favourable to such directors and officers as that in effect under such current policies to cover prior events during such six year period or the balance thereof.

The Principal Shareholders and Mr. Petty, indirectly through two corporations he controls, have entered into support agreements with UPM-Kymmene pursuant to which they have agreed to support, subject to the receipt of a Superior Proposal, the Amalgamation and vote all of the Repap Shares owned or controlled by them in favour of the Repap Amalgamation Resolution. See "Support Agreements".

The Employment Agreements of the senior officers of Repap provide each of them with certain severance payments and benefits in the event such individuals' employment with Repap is terminated either without cause or within a certain period after a change in control of Repap. See "Compensation of Directors and Executive Officers - Employment, Change-in-Control and Service Agreements".

Repap has agreed to pay to DLJ a fee that is customary in transactions of this nature, a substantial portion of which is contingent upon the consummation of the Amalgamation. See "The Amalgamation - Opinion of Repap's Financial Advisor".

Regulatory Matters

Neither UPM-Kymmene nor Repap is aware of any material licences or regulatory permits that it holds which might be adversely affected by the Amalgamation or of any material approval or other action by any Governmental Entity that would be required to be obtained prior to the Effective Date, except as described below. While there can be no assurance that the necessary governmental consents and approvals will be obtained prior to the Meeting or at all, UPM-Kymmene and Repap currently expect that all such consents and approvals that are conditions to completion of the Amalgamation will have been obtained or otherwise resolved by the date of the Meeting.

Competition

Under the Competition Act (Canada), certain transactions that involve the acquisition of voting shares of a corporation that carries on an operating business in Canada with respect to which certain financial and shareholding thresholds are passed require prior notification (a "Notifiable Transaction") to the Commissioner of Competition. If a transaction is a Notifiable Transaction, notification must be made either on the basis of a short-form filing (in respect of which there is a 14-day statutory waiting period) or a long-form filing (in respect of which there is a 42-day statutory waiting period). The decision as to whether to make a short-form or long-form filing is at the discretion of the parties. If a short-form filing is made, the Commissioner of Competition may, within the 14-day waiting period, require that the parties make a long-form filing, thereby extending the waiting period for a further 42 days following receipt of the long-form filing.

A Notifiable Transaction may not be completed until the applicable statutory waiting period has expired. However, the Commissioner of Competition's review of a Notifiable Transaction may take longer than the statutory waiting period. Upon completion of the Commissioner of Competition's review of a Notifiable Transaction, the Commissioner of Competition may decide to:

    challenge the Notifiable Transaction, if the Commissioner of Competition concludes that it will or is likely to substantially lessen or prevent competition and seek an order of the Competition Tribunal: (i) prohibiting the completion of the Notifiable Transaction on an interim or permanent basis if the parties insist on proceeding with it without addressing the Commissioner of Competition's concerns; (ii) requiring the divestiture of shares or assets or the dissolution of the Notifiable Transaction, if it has been completed; or (iii) with the consent of the person against whom the order is directed, requiring that person to take any other action;
    issue a letter (a "No Action Letter") stating or otherwise advising the parties that the Commissioner of Competition does not intend to challenge the Notifiable Transaction at that time but retains the statutory authority to do so for three years after completion of the Notifiable Transaction; or
    issue an advance ruling certificate (an "ARC"). Where an ARC is issued and the Notifiable Transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Commissioner of Competition cannot seek an order of the Competition Tribunal in respect of the Notifiable Transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued.

The Amalgamation is a Notifiable Transaction. In the Acquisition Agreements, UPM-Kymmene agreed to make all regulatory filings which includes those under the Competition Act. The respective obligations of UPM-Kymmene and Repap to complete the Amalgamation are conditional, among other things, on the expiration or earlier termination of the applicable statutory waiting period following notification under the Competition Act and receipt of an ARC or in the alternative to an ARC, a No Action Letter from the Commissioner of Competition on terms and conditions satisfactory to UPM-Kymmene acting reasonably.

Investment Canada

The Amalgamation is reviewable under the Investment Canada Act (Canada), a Canadian statute governing the acquisition of control of Canadian businesses by non-Canadians. A reviewable investment is one for which the acquiror must submit an application for review with prescribed information to Industry Canada.

Before a reviewable investment may be completed, the Minister of the federal Cabinet responsible for Industry Canada must determine that the investment is likely to be of "net benefit to Canada". The Minister has an initial 45-day period within which to make his determination. The Minister may extend that period for a further 30 days by giving notice to the prospective acquiror. If the Minister is not satisfied that the investment is likely to be of net benefit to Canada, he must send a notice to that effect to the prospective acquiror, and the acquiror has 30 days to make representations and submit undertakings to the Minister in an attempt to change his decision.

An application for review under the Investment Canada Act was filed by UPM-Kymmene on September 1, 2000.

Hart-Scott-Rodino

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder by the FTC, certain transactions, including the Amalgamation, may not be consummated unless notification has been given and certain information has been furnished to the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. Pursuant to the HSR Act, on or about September 15, 2000, UPM-Kymmene and Repap will each file a Notification and Report Form with the FTC and the Antitrust Division for review in connection with the Amalgamation. The respective obligations of UPM-Kymmene and Repap to complete the Amalgamation are conditional, among other things, on the expiration or earlier termination of the applicable statutory waiting period following notification under the HSR Act.

Notice to U.S. Repap Shareholders

This Circular has been prepared in accordance with the disclosure requirements of Canada. Repap Shareholders resident in the United States should be aware that such requirements are different from those of the United States and none of the Amalco Shares have been registered with the United States Securities and Exchange Commission pursuant to the registration requirements of the United States Securities Act of 1933.

Repap Shareholders resident in the United States should be aware that the implementation of the Amalgamation as described in this Circular may have tax consequences both in Canada and the United States. Such consequences to Repap Shareholders who are resident in, or citizens of, the United States may not be fully described in this Circular. Each such Repap Shareholder should consult its own tax advisor concerning the Amalgamation described in this Circular.

The enforcement by United States resident Repap Shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that Repap, UPM-Kymmene, and Amalco are organized under the laws of a jurisdiction other than the United States, that some or all of their respective officers and directors are residents of countries other than the Unites States, that some or all of the experts named in the Circular may be residents of countries other than the United States, and that all or a substantial portion of the assets of Repap, UPM-Kymmene, and Amalco are, and all or a substantial portion of the assets of such persons may be, located outside the United States.

This transaction has not been approved or disapproved by the United States Securities and Exchange Commission or any state securities commission and neither the united states Securities and Exchange Commission nor any state securities commission has passed upon the fairness or merits of such transaction nor upon the accuracy or adequacy of the information contained in this circular. Any representation to the contrary is an offence.

Trading of Common Shares of Repap

Repap Common Shares are traded on the TSE under the symbol "RPP". The following table sets forth, for the calendar periods indicated, the high and low closing sale prices and trading volumes for Repap Common Shares as reported on the TSE, expressed in dollars per share:
	Price Range CAD$
	High	Low	Trading Volume
Year
1998
First Quarter	0.290	0.165	103,435,266
Second Quarter	0.395	0.220	89,244,547
Third Quarter	0.270	0.120	17,839,240
Fourth Quarter	0.150	0.080	135,616,225
1999
First Quarter	0.125	0.065	35,637,612
Second Quarter	0.080	0.125	3,158,680
Third Quarter	0.085	0.105	2,205,482
Fourth Quarter	0.065	0.095	1,985,737
2000
First Quarter	0.155	0.075	140,651,842
Second Quarter	0.120	0.085	36,117,188
July	0.100	0.080	5,844,962
August	0.210	0.085	181,954,984
September (1-11)	0.210	0.195	62,087,694

On August 25, 2000, the last full trading day prior to the public announcement of the Amalgamation, the closing price per Repap Common Share as reported on the TSE was CAD$0.10. On September 11, 2000, the closing price per Repap Common Share as reported on the TSE was CAD$0.205. Historic market prices are not indicative of future market prices.

UPM-KYMMENE

UPM-Kymmene, which is based in Helsinki, Finland, is one of the world's largest forest products companies and paper producers. UPM-Kymmene group's turnover in 1999 amounted to EUR 8.3 billion (CAD$11.1 billion) and operating profit to EUR 1.6 billion (CAD$2.1 billion). UPM-Kymmene's product range covers printing papers, converting materials and wood products.

UPM-Kymmene Printing Papers, which comprise magazine papers, newsprint and fine papers, account for over half of UPM-Kymmene group's turnover. UPM-Kymmene group is the world's second largest producer of magazine papers and is among the top ten producers of newsprint and fine papers. UPM Converting is among Europe's leading suppliers of converting materials. UPM-Kymmene group is also Europe's biggest plywood producer and one of the continent's biggest producers of sawn timber.

UPM-Kymmene operations are focused on European Union countries and the United States, where the company owns Blandin Paper Company in Minnesota producing LWC magazine papers. North American sales account for 11% of UPM-Kymmene group's turnover. UPM-Kymmene group has production plants in 15 countries and 170 sales and distribution companies spanning five continents.

At the end of 1999, UPM-Kymmene had a total of 30,963 employees and 52,000 registered shareholders. UPM-Kymmene's market capitalization at the end of 1999 was EUR 10.7 billion. UPM-Kymmene's shares are quoted on the Helsinki and New York stock exchanges.

THE ACQUISITION AGREEMENT

The following is a summary of the material terms of the Acquisition Agreement and is subject to, and qualified in its entirety by the full text of the Acquisition Agreement.

Representations and Warranties

The Acquisition Agreement contains various representations and warranties of Repap relating to, among other things, (i) the corporate existence and organization of Repap and each Repap Material Subsidiary; (ii) the capitalization of Repap; (iii) authorization, execution, delivery and enforceability of the Acquisition Agreement and the Option Agreement; (iv) the determination of the Board of Directors (a) that the Amalgamation is fair to the Repap Shareholders and is in the best interests of Repap, and (b) to unanimously recommend that the Repap Shareholders vote in favour on the Repap Amalgamation Resolution; (v) the receipt by the Board of Directors of the DLJ Fairness Opinion; (vi) the absence of a default under any contract, agreement, licence or franchise which would, if terminated due to such a default, cause a Material Adverse Effect on Repap; (vii) the absence of certain events and any Material Adverse Change with respect to Repap since December 31, 1999 other than those which have been publicly disclosed by Repap; (viii) employment matters; (ix) financial statements; (x) books and records; (xi) the absence of undisclosed liabilities, (xii) the absence of undisclosed litigation that, if adversely determined, could reasonably be expected to have a Material Adverse Effect on Repap; (xiii) environmental matters; (xiv) the filing of tax returns and payment of taxes; (xv) pension and employee benefit matters; (xvi) compliance with Laws; (xvii) the absence of restrictions on the business activities of Repap or any subsidiary or affiliate; (xviii) the existence of necessary licences, authorizations and permits; (xix) the intellectual property of Repap; (xx) certain insurance matters; (xxi) property interests of Repap and each Repap Material Subsidiary; (xxii) non-arm's length transactions; and (xxiii) customers and suppliers.

The Acquisition Agreement also contains various representations and warranties of UPM-Kymmene relating to, among other things, (i) the corporate existence and organization of UPM-Kymmene and Acquireco; (ii) the capitalization of Acquireco; (iii) authorization, execution, delivery and enforceability of the Acquisition Agreement and the Option Agreement; and (iv) access to the funds necessary to acquire the Amalco Special Shares and the Amalco Preferred Shares.

Covenants

Pursuant to the Acquisition Agreement, Repap has agreed that, among other things, until the earlier of the termination of the Acquisition Agreement and the Effective Date, except as expressly contemplated by the Acquisition Agreement, or with the prior written consent of UPM-Kymmene, it will and will cause each of the Repap Material Subsidiaries to carry on its business, in and only in, the ordinary and regular course in substantially the same manner as conducted prior to the date of the Acquisition Agreement and use all reasonable efforts to preserve intact its present business organization and keep available the services of its present officers and employees and others having business dealings with it to the end that its goodwill and business shall be maintained to and after the Effective Date.

Repap has also agreed to other customary negative and positive covenants including the performance of all obligations required or desirable to be performed by it under the Acquisition Agreement, to co-operate with UPM-Kymmene in connection therewith, and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by the Acquisition Agreement.

UPM-Kymmene has covenanted in the Acquisition Agreement, in addition to other customary covenants, to:

    perform, and cause Acquireco to perform, all obligations required or desirable to be performed by it under the Acquisition Agreement, to co-operate with Repap in connection therewith, and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by the Acquisition Agreement;
    use all reasonable efforts to: (i) apply for and use all reasonable efforts to obtain all Regulatory Approvals relating to UPM-Kymmene; (ii) effect all necessary registrations, filings and submissions of information required by Governmental Entities from UPM-Kymmene or its subsidiaries relating to the Amalgamation; and (iii) defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting the Acquisition Agreement or the consummation of the transactions contemplated hereby; and
    acquire or cause its subsidiary to acquire the Amalco Special Shares and offer to purchase the Amalco Preferred Shares on the Effective Date following the completion of the Amalgamation.

Covenants Regarding Non-Solicitation

In the Acquisition Agreement, Repap has agreed that it shall not, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any investment banker, lawyer or accountant) or agent of Repap or any of its subsidiaries: (a) solicit, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal; (b) initiate or participate in any discussions or negotiations regarding any Acquisition Proposal; (c) approve or recommend or propose to recommend any Acquisition Proposal; or (d) accept or enter into any agreement, arrangement or understanding related to any Acquisition Proposal. Notwithstanding the foregoing, nothing in the Acquisition Agreement prevents the Board of Directors from considering, participating in any discussions or negotiations, or entering into a confidentiality agreement and providing information regarding an unsolicited bona fide written Acquisition Proposal, in respect of which any required financing has been demonstrated to the satisfaction of the Board of Directors, acting in good faith, to be reasonably likely to be obtained or available, which does not otherwise breach the non-solicitation provisions of the Acquisition Agreement and which the Board of Directors has determined in good faith after consultation with its financial advisors and with outside counsel is a Superior Proposal and that it is required to take such actions in order to comply with its fiduciary duties under applicable Laws; unless UPM-Kymmene has terminated the Acquisition Agreement, Repap must notify UPM-Kymmene of any Acquisition Proposal or any inquiry which could lead to an Acquisition Proposal.

Repap has agreed not to accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of an unsolicited Superior Proposal (other than a confidentiality agreement) unless: (a) it has provided UPM-Kymmene with a copy of the Superior Proposal document; and (b) five calendar days shall have elapsed from the later of (i) the date UPM-Kymmene receives a copy of the Superior Proposal, and (ii) the date UPM-Kymmene receives written notice that the Board of Directors has resolved to accept, approve, recommend or enter into an agreement, understanding or arrangement in respect of such Superior Proposal.

During such five-calendar day period, UPM-Kymmene may, but is not obligated to, offer to amend the terms of the Acquisition Agreement. The Board of Directors is obligated to review any offer by UPM-Kymmene to amend the terms of the Acquisition Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether UPM-Kymmene's offer upon acceptance by Repap would result in the Superior Proposal ceasing to be a Superior Proposal. If the Board of Directors so determines, it must enter into an amended agreement with UPM-Kymmene reflecting the amended proposal. If the Board of Directors continues to believe, in good faith and after consultation with its financial advisors and outside counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects UPM-Kymmene's amended proposal, then Repap may approve, recommend, accept or enter into an agreement, understanding or arrangement with respect to the Superior Proposal, provided that such acceptance or agreement does not obligate Repap or any other Person to seek to interfere with the timing or the holding of the Meeting to consider whether to approve the Amalgamation or to provide for any "break", "hello" or other fees or options or rights to acquire assets or securities or any other obligations of Repap or any subsidiary that would be payable or apply if the Amalgamation occurs.

Conditions to Closing

Mutual Conditions

The Acquisition Agreement provides that the respective obligations of each party to complete the Amalgamation are subject to the satisfaction or waiver, where permissible, of a number of conditions before the Effective Date, including the following:

    the Amalgamation shall have been approved at the Meeting by not less than two-thirds of the votes cast by the Repap Shareholders voting together and by not less than two-thirds of the votes cast by the Repap Common Shareholders;
    there shall not be in force any final and non-appealable injunction, order or decree restraining or enjoining the consummation of the Amalgamation and there shall be no proceedings of a judicial or administrative nature or otherwise, brought by a Governmental Entity in progress or threatened that relates to or results from the Amalgamation that would, if successful, result in an order or ruling that would preclude completion of the Amalgamation in accordance with the terms of the Acquisition Agreement;
    the Acquisition Agreement shall not have been terminated in accordance with its terms;
    the Regulatory Approvals shall have been obtained or satisfied on terms and conditions satisfactory to UPM-Kymmene, acting reasonably;
    other than the Regulatory Approvals, all consents, waivers, permits, orders and approvals of any Governmental Entity, and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the Amalgamation, the failure of which to obtain or the non-expiry of which would constitute a violation of applicable Laws, or would have a Material Adverse Effect on UPM-Kymmene or Repap, as the case may be, shall have been obtained or received on terms that will not have a Material Adverse Effect on UPM-Kymmene and/or Repap;
    there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity: (i) seeking to prohibit or restrict the acquisition by UPM-Kymmene or any of its subsidiaries of any Repap Common Shares, seeking to restrain or prohibit the consummation of the Amalgamation or seeking to obtain from Repap or UPM-Kymmene any damages directly or indirectly in connection with the Amalgamation; (ii) seeking to prohibit or materially limit the ownership or operation by UPM-Kymmene or any of its subsidiaries of any portion of the business or assets of Repap or any of its subsidiaries or to compel UPM-Kymmene or any of its subsidiaries to dispose of or hold separate any material portion of the business or assets of Repap or any of its subsidiaries; (iii) seeking to impose limitations on the ability of UPM-Kymmene or any of its subsidiaries to acquire or hold, or exercise full rights of ownership of, any Repap Common Shares, including the right to vote the Repap Common Shares purchased by them on all matters properly presented to the Repap Shareholders; (iv) seeking to prohibit UPM-Kymmene or any of its subsidiaries from effectively controlling in any material respect the business or operations of Repap or any of its subsidiaries; or (v) which otherwise is reasonably likely to have a Material Adverse Effect on Repap or UPM-Kymmene.

Conditions in Favour of UPM-Kymmene

The Acquisition Agreement provides that the obligation of UPM-Kymmene to complete the Amalgamation is also subject to the fulfilment of a number of additional conditions, each of which may be waived by UPM-Kymmene, including the following:

    all covenants of Repap under the Acquisition Agreement to be performed on or before the Effective Date shall have been duly performed by Repap in all material respects;
    the representations and warranties of Repap under the Acquisition Agreement shall have been true and correct in all material respects on the date hereof;
    the representations and warranties of Repap under the Acquisition Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date and UPM-Kymmene shall have received a certificate of Repap addressed to UPM-Kymmene and dated the Effective Date confirming the same as at the Effective Date;
    the Board of Directors shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Repap and the subsidiaries to permit the consummation of the Amalgamation;
    between the date of the Acquisition Agreement and the Effective Date, there shall not have occurred a Material Adverse Change to Repap;
    the holders of Repap Common Shares representing in excess of 15% of the outstanding Repap Common Shares shall not have exercised Dissent Rights or similar rights in connection with the Amalgamation; and
    all outstanding options or other rights or entitlements of any type whatsoever to purchase or otherwise acquire authorized and unissued Repap Common Shares, other than pursuant to the Convertible Debenture, shall have been exercised in full or irrevocably released, surrendered and waived by the holders thereof.

Conditions in Favour of Repap

The Acquisition Agreement provides that the obligation of Repap to complete the Amalgamation is also subject to the fulfilment of a number of additional conditions, each of which may be waived by Repap, including the following:

    all covenants of UPM-Kymmene under the Acquisition Agreement to be performed on or before the Effective Date shall have been duly performed by UPM-Kymmene in all material respects;
    all representations and warranties of UPM-Kymmene under the Acquisition Agreement shall have been true and correct in all material respects on the date hereof;
    the representations and warranties of UPM-Kymmene under the Acquisition Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date and Repap shall have received a certificate of UPM-Kymmene addressed to Repap and dated the Effective Date confirming the same as at the Effective Date; and
    the Board of Directors of UPM-Kymmene shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Acquireco to permit the consummation of the Amalgamation.

Termination and Payment of Break Fee

The Acquisition Agreement may be terminated by mutual agreement of Repap and UPM-Kymmene at any time prior to the Effective Date. In addition, if the Effective Date does not occur on or prior to December 20, 2000, the Acquisition Agreement shall terminate, unless otherwise agreed in writing by the parties.

Either UPM-Kymmene or Repap may terminate the Acquisition Agreement prior to the Effective Date if: (a) there shall be passed any Law that makes consummation of the Amalgamation illegal or otherwise prohibited; and (b) the Repap Shareholders approval shall not have been obtained by reason of the failure to obtain the required vote at the Meeting.

The Acquisition Agreement may be terminated by UPM-Kymmene prior to the Effective Date if: (a) the Board of Directors has failed to recommend or has withdrawn, modified or changed in a manner adverse to UPM-Kymmene its approval or recommendation of the Acquisition Agreement, the Amalgamation or the Repap Amalgamation Resolution (unless the Repap Shareholders shall have approved the Repap Amalgamation Resolution prior to such termination), or (b) the Board of Directors has approved or recommended any Acquisition Proposal.

If: (a) UPM-Kymmene terminates the Acquisition Agreement because the Board of Directors fails to recommend or withdraws, modifies, or changes in a manner adverse to UPM-Kymmene its approval or recommendation of the Acquisition Agreement, the Amalgamation or the Repap Amalgamation Resolution (unless the Repap Shareholders have approved the Repap Amalgamation Resolution prior to such termination) or the Board of Directors has approved or recommended any Acquisition Proposal; or (b) either Repap or UPM-Kymmene terminates the Acquisition Agreement as a result of the failure to have the Amalgamation approved by not less than two-thirds of the votes cast by the Repap Shareholders voting together and by not less than two-thirds of the votes cast by the Repap Common Shareholders or by a Governmental Entity; and (x) an Acquisition Proposal has been made, publicly announced or otherwise publicly disclosed by any person other than UPM-Kymmene prior to the Meeting or (y) the prospect of there being an Acquisition Proposal has been disclosed to holders of more than 20 percent of the Repap Shares prior to or during the Meeting, Repap Shareholder approval of the Amalgamation is not obtained at the Meeting and an Acquisition Proposal is made, publicly announced or otherwise publicly disclosed, prior to the expiration of six months following termination of the Acquisition Agreement; and such Acquisition Proposal is consummated, then in any such case Repap shall pay to UPM-Kymmene the Break Fee. Such payment shall be due concurrently with the consummation of an Acquisition Proposal. Repap shall not be obligated to pay more than one Break Fee.

OPTION AGREEMENT

In addition to the Break Fee, concurrently with the execution of the Acquisition Agreement, Repap granted to UPM-Kymmene an option to purchase from the treasury of Repap up to the greater of (i) 148,048,167 Repap Common Shares, and (ii)  19.9% of the issued and outstanding Repap Common Shares on the date of exercise of the Option (in each case, the "Option Shares") (provided, however, that in no event shall the number of Option Shares exceed 19.9% of the issued and outstanding Repap Common Shares prior to giving effect to the Option), at a price of CAD$0.20 per Repap Common Share, payable in cash, and on the terms and conditions set forth in the Option Agreement.

The Option may be exercised upon the occurrence of an Acquisition Proposal or in certain other specified circumstances. The Repap Common Shares issuable pursuant to the Option may be voted with respect to any such Acquisition Proposal, but may not be voted in connection with the Amalgamation. The Option Agreement further provides that in no event shall the amount of any net proceeds (price of disposition or deemed disposition less purchase price) received by UPM-Kymmene on the sale of Repap Common Shares received upon the exercise of the Option together with the Break Fee which may be payable to UPM-Kymmene exceed CAD$18 million.

UPM-Kymmene has agreed that it will not exercise any voting rights attached to the Option Shares to vote in favour of the Amalgamation. It would, however, be entitled to exercise any such voting rights to vote against a Superior Proposal.

On September 6, 2000, UPM-Kymmene announced that since August 28, 2000 it had purchased 7,545,000 Repap Common Shares in the open market over the TSE.

SUPPORT AGREEMENTS

On August 28, 2000, the Principal Shareholders entered into the Support Agreements with UPM-Kymmene pursuant to which the Principal Shareholders agreed that they will support the Amalgamation and the transactions contemplated thereby. The Principal Shareholders own or control approximately 30.8% of the outstanding Repap Common Shares on the date of the Support Agreements.

Pursuant to the Support Agreements, each of the Principal Shareholders agreed until the earlier of: (a) the date of termination of the Acquisition Agreement; (b) the date of termination of the Support Agreement; and (c) the Effective Date (such earlier date being the "Expiry Date") not to: (i) sell, transfer, gift, assign, pledge, hypothecate, encumber or otherwise dispose of any of its Repap Common Shares or enter into any agreement, arrangement or understanding in connection therewith, without having first obtained the prior written consent of UPM-Kymmene, (ii) grant any proxies or powers of attorney, deposit its Repap Common Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Repap Voting Shares, without having first obtained the prior written consent of UPM-Kymmene, (iii) directly or indirectly, negotiate with, solicit, initiate or encourage submission of proposals or offers from, or provide information to, any other person, entity or group relating to an Acquisition Proposal or any Repap Common Shares, or (iv) not to exercise any Rights of Dissent.

In addition, each of the Principal Shareholders undertook, until the Expiry Date: (a) to vote (or cause to be voted) all the Repap Common Shares at any meeting of the Repap Shareholders and in any action by written consent of the Repap Shareholders: (i) in favour of the approval, consent, ratification and adoption of the Amalgamation, and (ii) against any action that would impede, interfere with or discourage the Amalgamation (including in favour of any Superior Proposal) and against any action that would result in any breach of any representation, warranty or covenant of Repap in the Acquisition Agreement. Upon the written request or direction of UPM-Kymmene, each Principal Shareholder shall execute a form of proxy (effective only until the Expiry Date) in respect of any such resolution appointing such person or persons as UPM-Kymmene may request or direct as proxy for such Principal Shareholder, with full power of substitution, to attend, vote and otherwise act for and on behalf of the Principal Shareholder in respect of all Repap Common Shares and in respect of all such matters which may come before a meeting of the Repap Shareholders relating to the Amalgamation (other than any change in the terms of the Amalgamation which would decrease the value of the consideration to be received by the Principal Shareholder) including any action that would impede, interfere with or discourage the Amalgamation and the Principal Shareholder shall not be responsible for the voting under such proxy; and (b) not to, without the prior written consent of UPM-Kymmene, requisition or join in the requisition of any meeting of the Repap Shareholders for the purpose of considering any resolution with respect to any of the matters referred to in (a) above.

Each of the Principal Shareholders has the right to terminate the Support Agreement upon notice to UPM-Kymmene in the event that a Superior Proposal is made, announced or otherwise disclosed to Repap Shareholders on or prior to the Expiry Date, and either: (a) the five day period has expired without UPM-Kymmene having offered to amend the terms of the Acquisition Agreement; or (b) the five day period has expired, and the Board of Directors has rejected an offer to amend the terms of the Acquisition Agreement made by UPM-Kymmene.

On September 13, 2000, Mr. George S. Petty, indirectly through two corporations he controls, entered into a support agreement with UPM-Kymmene on the same terms as those contained in the Support Agreements with the Principal Shareholders. Mr. Petty indirectly beneficially owns approximately 3.7% of the outstanding Repap Common Shares and 100% of the outstanding Repap Preferred Shares.

CANADIAN TAX CONSIDERATIONS FOR REPAP SHAREHOLDERS

In the opinion of Stikeman Elliott, counsel to Repap, the following summary fairly describes the principal Canadian federal income tax considerations generally applicable to Repap Shareholders who at all relevant times, for the purposes of the Canadian Tax Act, hold Repap Shares and will hold Amalco Special Shares or Amalco Preferred Shares, as applicable, as capital property and deals with Repap, Amalco and UPM-Kymmene at arm's length.

Repap Shares will generally be considered to be capital property to Repap Shareholders unless any such shares are held in the course of carrying on a business of buying and selling shares or such shares are acquired in a transaction considered to be an adventure in the nature of trade. Repap Shareholders, other than Non-Resident Shareholders, whose Repap Shares and Amalco Shares might not otherwise qualify as capital property, may be entitled to obtain such qualification by making the irrevocable election provided by subsection 39(4) of the Canadian Tax Act. Repap Shareholders who do not hold Repap Shares and Amalco Shares as capital property should consult their own tax advisors regarding their particular circumstances. The Canadian Tax Act contains certain provisions relating to securities held by certain financial institutions (the "mark-to-market rules"). This summary does not address mark-to-market rules, and Repap Shareholders that are "financial institutions'' should consult their own tax advisors with respect to the tax consequences to them of the application of the mark-to-market rules.

This summary is based on the current provisions of the Canadian Tax Act, the Canadian Tax Regulations in force as of the date of the Circular, and counsel's understanding of the current published administrative and assessing practices of the CCRA in effect as of the date of the Circular. This summary takes into account Tax Proposals publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of the Circular. There is no certainty that the Tax Proposals will be enacted in the form proposed, if at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not otherwise take into account or anticipate any changes in law or administrative practice whether by legislative, governmental, or judicial action or decision, nor does it take into account provincial or foreign tax considerations which may differ significantly from the Canadian federal income tax considerations described in the Circular. No advance income tax ruling has been sought or obtained by Repap from the CCRA to confirm the tax consequences to a Repap Shareholder of any of the transactions described in the Circular.

A Repap Shareholder who acquired or was deemed to have acquired Repap Shares prior to 1972, or acquired or is deemed to have acquired such shares in one or more non-arm's length transactions from a person who held such shares at any time prior to 1972, should consult the holder's tax advisors as to the impact of certain transitional rules on the following description of the Canadian federal income tax consequences to Repap Shareholders. The transitional rules are not considered below.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal, business, or tax advice to any particular Repap Shareholder, and no representations with respect to the income tax consequences to any particular Repap Shareholder are made. Accordingly, Repap Shareholders should consult their own tax advisors with respect to their particular circumstances.

Residents of Canada

The following portion of the summary is generally applicable to a Repap Shareholder who, for purposes of the Canadian Tax Act and any relevant tax treaty or convention, is resident or deemed to be resident in Canada at all relevant times.

Reduction of Stated Capital

No dividend will be deemed to be paid on the Reduction of Stated Capital provided that no amount is paid by Repap on such reduction. To the same extent, no reduction of the adjusted cost base of the Repap Common Shares will be realized.

Amalgamation

No gain or loss will be realized by a Repap Shareholder when the Repap Shares are converted on the Amalgamation into Amalco Shares. The aggregate adjusted cost base to a Repap Shareholder of the Repap Shares will, following the Amalgamation, continue as the aggregate adjusted cost base of the Amalco Shares to that Repap Shareholder.

Acquisition

On the transfer of Amalco Shares to UPM-Kymmene or a wholly-owned subsidiary which includes the transfer of the Amalco Special Shares to UPM-Kymmene pursuant to the terms of such shares (the "Acquisition"), a Repap Shareholder will realize a capital gain (or capital loss) to the extent that the Repap Shareholder's proceeds of disposition of the Amalco Shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Repap Shareholder of such Amalco Shares. A Repap Shareholder's proceeds of disposition will be equal to the amount of cash received by the Repap Shareholder for the Amalco Shares by UPM-Kymmene.

Two-thirds of any capital gain (the "taxable capital gain") realized by a Repap Shareholder will be included in the Repap Shareholder's income for the year of disposition. Two-thirds of any capital loss so realized (the "allowable capital loss ") may be deducted by the holder against taxable capital gains for the year of disposition. Any excess of allowable capital losses over taxable capital gains of the Repap Shareholder for the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years to the extent and in the circumstances prescribed in the Canadian Tax Act and the Tax Proposals.

Capital gains realized by an individual or trust, other than certain trusts, may give rise to alternative minimum tax under the Canadian Tax Act. A Repap Shareholder that is a Canadian-controlled private corporation (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

In the case of a corporation, the amount of any capital loss arising on a disposition or deemed disposition of Repap Shares may be reduced by the amount of dividends received or deemed to have been received by it on such Repap Shares to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Repap Shares, or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns Repap Shares.

Dissenting Repap Shareholders

If a Repap Shareholder exercises Dissent Rights and receives the fair value of the Repap Shares, the Repap Shareholder will be considered to have disposed of its shares for proceeds of disposition equal to the amount received by the Repap Shareholder less the amount of any interest awarded by the court. Any interest awarded to the Repap Shareholder by the Court will be included in the Repap Shareholder's income for the purpose of the Canadian Tax Act. Repap Shareholders who exercise Dissent Rights are urged to consult their tax advisors with respect to the tax considerations relevant to them.

Non-residents of Canada

The following portion of the summary is generally applicable to a Repap Shareholder who, for purposes of the Canadian Tax Act and any relevant tax treaty or convention, at all relevant times, has not been and will not be resident or deemed to be resident in Canada, does not use or hold, and is not deemed to use or hold, the Repap Common Shares or Amalco Special Shares in connection with carrying on a business in Canada, and to whom such shares do not otherwise constitute "taxable Canadian property". This summary does not apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.

Generally, the Repap Common Shares and Amalco Special Shares will not constitute taxable Canadian property to a Non- Resident Shareholder provided such shares are listed on a prescribed stock exchange (which currently includes the TSE) unless, at any time during the five-year period immediately preceding the disposition of Repap Common Shares or Amalco Special Shares, as applicable, by the Non-Resident Shareholder, not less than 25% of the issued shares of any class or series of the capital stock of Repap or Amalco, as the case may be, were owned by (or under option to) the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder did not deal at arm's length, or any combination thereof. The TSE has confirmed that from the time the Amalgamation becomes effective, the Amalco Special Shares will be listed on the TSE.

Reduction of Stated Capital

No dividend will be deemed to be paid on the reduction of the stated capital in respect of Repap Common Shares provided that no amount is paid by Repap on such reduction. To the same extent, no reduction of the adjusted cost base of the Repap Common Shares will be realized.

Amalgamation and Acquisition

A Non-Resident Shareholder will not be subject to tax under the Canadian Tax Act on the Amalgamation or the Acquisition.

Dissenting Non-Resident Shareholders

A Non-Resident Shareholder who exercises Dissent Rights will be subject to the same income tax considerations as those above with respect to dissenting Repap Shareholders resident in Canada, except that the Non-Resident Shareholder will not be subject to tax under the Canadian Tax Act in respect of capital gains realized on the disposition of its shares. If a Non-Resident Shareholder receives interest consequent upon the exercise of Dissent Rights (see "Residents of Canada - Dissenting Repap Shareholders"), such amount will be subject to Canadian withholding tax at the rate of 25%. Such rate of withholding may be reduced under the provisions of an applicable tax treaty or convention. Non-Resident Shareholders who exercise Dissent Rights are urged to consult their tax advisors with respect to the tax considerations relevant to them.

U.S. TAX CONSIDERATIONS FOR REPAP SHAREHOLDERS

This section describes the material United States federal income tax consequences of the Amalgamation to Repap Common Shareholders who exchange Repap Common Shares for Amalco Special Shares and immediately thereafter receive cash in exchange for their Amalco Special Shares pursuant to the Acquisition Agreement. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

    a dealer in securities,
    a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings, a tax-exempt organization,
    a life insurance company,
    a person liable for alternative minimum tax,
    a person that actually or constructively owns 10% or more of the voting stock of Repap, a person that holds Repap Common Shares as part of a straddle or a hedging or conversion transaction, or a person whose functional currency is not the U.S. dollar.

This discussion applies to you only if you hold Repap Common Shares as capital assets for tax purposes.

This section is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You are a U.S. holder if you are a beneficial owner of Repap Common Shares and you are:

    a citizen or resident of the United States,
    a domestic corporation,
    an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

You are a non-U.S. holder if you are a beneficial owner of Repap Common Shares who is not a United States person for United States federal income tax purposes.

This discussion addresses only United States federal income taxation.

You should consult your own tax advisor regarding the United States federal, state and local and other tax consequences of the exchange of your Repap Common Shares for Amalco Special Shares in your particular circumstances.

U.S. Holders

For U.S. federal income tax purposes, the receipt of Amalco Special Shares in exchange for Repap Common Shares will be disregarded, and you will be treated as receiving cash in exchange for your Repap Common Shares equal to the amount of cash you receive for your Amalco Special Shares. If you are a U.S. holder, for United States federal income tax purposes, you will recognize capital gain or loss on the receipt of cash in exchange for your Repap Common Shares (not including any interest awarded pursuant to the exercise of Dissent Rights). The amount of capital gain or loss will be equal to the difference between the U.S. dollar value of the Canadian dollars received and your tax basis, also determined in U.S. dollars, in your Repap Common Shares. Capital gain of an individual U.S. holder is generally taxed at a maximum rate of 20% where the property is held more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

If you are a U.S. holder, any interest awarded to you pursuant to Dissent Rights will be included in your income as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. You must include any tax withheld from the interest awarded even though you do not in fact receive it. You may be entitled to deduct or credit this tax, subject to applicable limits. The rules governing foreign tax credits are complex and you should consult your tax advisor regarding the availability of the foreign tax credit in your situation. Interest paid pursuant to Dissent Rights is income from sources outside the United States, but, with certain exceptions, will be "passive" or "financial services" income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a U.S. holder.

Non-U.S. Holders

If you are a non-U.S. holder, you will not be subject to United States federal income tax on the receipt of cash in exchange for your Repap Common Shares unless:

    the amount of cash received, determined in U.S. dollars, exceeds your tax basis, also determined in U.S. dollars, in your Repap Common Shares, such gain is "effectively connected" with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis, or you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

If you are a corporate non-U.S. holder, "effectively connected" gain that you recognize on the exchange of your Repap Common Shares for cash may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Backup withholding and Information Reporting

If you receive cash in exchange for your Repap Common Shares through a United States office of a broker, the cash payment will be subject to both United States backup withholding at the rate of 31% and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you exchange your Repap Common Shares outside the United States through a non-U.S. office of a non-U.S. broker, and the proceeds are paid to you outside the United States, then United States backup withholding and information reporting requirements generally will not apply to the payment. However, United States information reporting, but not backup withholding, will apply to payment of the proceeds even if the payment is made outside the United States, if you exchange your Repap Common Shares through a non-U.S. office of a broker that:

    is a United States person,
    derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the United States, is a "controlled foreign corporation" as to the United States, or with respect to a payment made after December 31, 2000, is a foreign partnership, if at any time during its tax year:
        one or more of its partners are U.S. persons, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or at any time during its tax year the foreign partnership is engaged in a United States trade or business,

unless the broker has documentary evidence in its records that you are a non-United States person and does not have actual knowledge that you are a U.S. person or you otherwise establish an exemption.

You generally may obtain a refund of any amount withheld under the backup withholding rules that exceeds your income tax liability by filing a refund claim with the United States Internal Revenue Service.

DISSENTING SHAREHOLDER RIGHTS

Section 190 of the CBCA provides shareholders with the right to dissent from certain resolutions of a corporation which effect extraordinary corporate transactions or fundamental corporate changes. Any registered Repap Shareholder who dissents from the Repap Amalgamation Resolution in compliance with section 190 of the CBCA will be entitled, in the event the Amalgamation becomes effective, to be paid the fair value of the Repap Shares held by such Dissenting Shareholder determined as of the close of business on the day before the Repap Amalgamation Resolution is adopted.

Section 190 provides that a shareholder may only make a claim under that section with respect to all the shares of a class held by the shareholder on behalf of any one beneficial owner and registered in the shareholder's name. One consequence of this provision is that a Repap Shareholder may only exercise the right to dissent under section 190 in respect of Repap Shares which are registered in that holder's name. In many cases, shares beneficially owned by a person are registered either: (i) in the name of an intermediary that the Non-Registered Holder deals with in respect of the shares (such as banks, trust companies, securities dealers and brokers, trustees or administrators of self-administered registered retirement savings plans, registered retirement income funds, registered educational savings plans and similar plans, and their nominees); or (ii) in the name of a clearing agency (such as CDS) of which the intermediary is a participant. Accordingly, a Non-Registered Holder will not be entitled to exercise the right to dissent under section 190 directly (unless the Repap Shares are re-registered in the Non-Registered Holder's name). A Non-Registered Holder who wishes to exercise the right to dissent should immediately contact the intermediary with whom the Non-Registered Holder deals in respect of his or her Repap Shares and either: (a) instruct the intermediary to exercise the right to dissent on the Non-Registered Holder's behalf (which, if the Repap Shares are registered in the name of CDS or other clearing agency, would require that the Repap Shares first be re-registered in the name of the intermediary); or (b) instruct the intermediary to re-register the Repap Shares in the name of the Non-Registered Holder, in which case the Non-Registered Holder would have to exercise the right to dissent directly.

A Repap Shareholder who wishes to dissent must provide a Dissent Notice to Repap c/o Montreal Trust Company, P.O. Box 1900, Station B, Montreal, Quebec, Canada H3B 3L6 prior to the Meeting or to the chairman of the Meeting at the Meeting. The filing of a Dissent Notice does not deprive a registered Repap Shareholder of the right to vote at the Meeting; however, the CBCA provides, in effect, that a registered Repap Shareholder who has submitted a Dissent Notice and who votes in favour of the Repap Amalgamation Resolution will no longer be considered a Dissenting Shareholder with respect to that class of share voted in favour of the Repap Amalgamation Resolution. The CBCA does not provide, and Repap will not assume, that a vote against the Repap Amalgamation Resolution or an abstention constitutes a Dissent Notice but a registered Repap Shareholder need not vote his or her Repap Shares against the Repap Amalgamation Resolution in order to dissent. Similarly, the revocation of a proxy conferring authority on the proxy holder to vote in favour of the Repap Amalgamation Resolution does not constitute a Dissent Notice; however, any proxy granted by a registered Repap Shareholder who intends to dissent, other than a proxy that instructs the proxy holder to vote against the Repap Amalgamation Resolution should be validly revoked (see "Information regarding the Meeting - Revocability of Proxies") in order to prevent the proxy holder from voting such Repap Shares in favour of the Repap Amalgamation Resolution and thereby causing the registered Repap Shareholder to forfeit his or her right to dissent.

Repap is required, within 10 days after the Repap Shareholders adopt the Repap Amalgamation Resolution, to notify each Dissenting Shareholder that the Repap Amalgamation Resolution has been adopted. Such notice is not required to be sent to any Repap Shareholder who has voted in favour of the Repap Amalgamation Resolution or who has withdrawn his or her Dissent Notice.

A Dissenting Shareholder who has not withdrawn his or her Dissent Notice must then, within 20 days after receipt of notice that the Repap Amalgamation Resolution has been adopted or, if the Dissenting Shareholder does not receive such notice, within 20 days after he or she learns that the Repap Amalgamation Resolution has been adopted, send to Repap a Demand for Payment, containing his or her name and address, the number and class of Repap Shares in respect of which he or she dissents, and a Demand for Payment of the fair value of such Repap Shares. Within 30 days after sending a Demand for Payment, the Dissenting Shareholder must send to Repap or the Exchange Agent the certificates representing the Repap Shares in respect of which he or she dissents. A Dissenting Shareholder who fails to send certificates representing the Repap Shares in respect of which he or she dissents forfeits his or her right to dissent. Repap or the Exchange Agent will endorse on any share certificate received from a Dissenting Shareholder a notice that the holder is a Dissenting Shareholder and will forthwith return the share certificates to the Dissenting Shareholder.

After sending a Demand for Payment, a Dissenting Shareholder ceases to have any rights as a holder of the Repap Shares in respect of which the shareholder has dissented other than the right to be paid the fair value of such shares as determined under section 190, unless: (i) the Dissenting Shareholder withdraws the Demand for Payment before Repap makes an Offer to Pay; (ii) Repap fails to make a timely Offer to Pay to the Dissenting Shareholder and the Dissenting Shareholder withdraws his or her Demand for Payment; or (iii) the Board of Directors revokes the Repap Amalgamation Resolution, in all of which cases the Dissenting Shareholder's rights as a shareholder are reinstated.

Repap is required, not later than seven days after the later of the Effective Date and the date on which Repap receives a Demand for Payment from a Dissenting Shareholder, to send such Dissenting Shareholder an Offer to Pay for his or her Repap Shares in an amount considered by the Board of Directors to be the fair value thereof, accompanied by a statement showing the manner in which such fair value was determined. Every Offer to Pay must be on the same terms. Repap must pay for the Repap Shares of a Dissenting Shareholder within 10 days after an Offer to Pay has been accepted by such Dissenting Shareholder, but any such offer lapses if Repap does not receive an acceptance thereof within 30 days after the Offer to Pay has been made.

If Repap fails to make an Offer to Pay for a Dissenting Shareholder's Repap Shares or if a Dissenting Shareholder fails to accept an offer which has been made, Repap may, within 50 days after the Effective Date or within such further period as the Court may allow, apply to the Court to fix a fair value for the Repap Shares of Dissenting Shareholders. If Repap fails to apply to the Court, a Dissenting Shareholder may apply to the Court for the same purpose within a further period of 20 days or within such further period as the Court may allow. A Dissenting Shareholder is not required to give security for costs in such an application.

Upon an application to the Court, all Dissenting Shareholders whose Repap Shares have not been purchased by Repap will be joined as parties and bound by the decision of the Court and Repap will be required to notify each affected Dissenting Shareholder of the date, place and consequences of the application and of his or her right to appear and be heard in person or by counsel. Upon any such application to the Court, the Court may determine whether any person is a Dissenting Shareholder who should be joined as a party and the Court will then fix a fair value for the Repap Shares of all Dissenting Shareholders. The final order of the Court will be rendered against Repap in favour of each Dissenting Shareholder and for the amount of the fair value of his or her Repap Shares as fixed by the Court. The Court may, in its discretion, allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder from the Effective Date until the date of payment.

The foregoing is only a summary of the dissenting shareholder provisions of the CBCA which are technical and complex. A complete copy of section 190 of the CBCA is attached hereto as Appendix E. It is recommended that any Repap Shareholder wishing to avail himself or herself of his or her Dissent Rights under those provisions seek legal advice as failure to comply strictly with the provisions of the CBCA may prejudice the right of dissent. For a general summary of certain income tax implications to a Dissenting Shareholder, see "Tax Considerations for Repap Shareholders".

CERTAIN REGULATORY AND LEGAL MATTERS

Certain legal matters in connection with the Amalgamation will be passed upon by Stikeman Elliott and Sullivan & Cromwell on behalf of Repap. Certain legal matters in connection with the Amalgamation will be passed upon by Osler, Hoskin & Harcourt LLP and White & Case LLP on behalf of UPM-Kymmene. As at September 12, 2000, partners and associates of Stikeman Elliott owned beneficially, directly or indirectly, less than 1% of the outstanding Repap Shares.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

Since January 1, 2000, Repap pays its directors (other than the Chairman and the President) an annual retainer of CAD$20,000 together with attendance fees of CAD$1,500 per day for each directors' meeting attended in person or by telephone. Chairmen of board committees are paid CAD$2,500 as an annual retainer together with attendance fees of CAD$1,500 per day for each committee meeting attended in person or by telephone. Other committee members are paid attendance fees of CAD$1,000 for each committee meeting attended in person or by telephone. Commencing January 1, 2000, Repap pays Stephen Capital Inc. US$110,000 per year for services rendered to Repap by Harold (Hap) S. Stephen as Chairman.

Summary Compensation Table

The following table sets forth the annual and long-term compensation for the financial years ended December 31, 1999, 1998 and 1997 for the chief executive officer and the three other most highly compensated executive officers of Repap at December 31, 1999. Also included in this table is the amount paid to F. Steven Berg whose compensation would have been disclosed had he been employed by Repap on December 31, 1999. Those listed in the table are hereinafter referred to as the "Named Executive Officers".
		ANNUAL COMPENSATION(1)			LONG TERM COMPENSATION
					Awards	Payouts
Name & Principal Position	Year	Salary	Bonus	Other Annual Compensation(2)	Restricted Stock Award(s)	Securities Underlying Options/ SARs	Long-term Incentive Plan Payouts	All Other Compensation(1)
		US$	US$	US$	(US$)	(#)	(US$)	(US$)
Stephen C. Larson President and Chief Executive Officer	1999 1998 1997	550,000 550,000 585,141(4)	82,500 2,134,550(3) --	30,000 48,000 --	-- -- --	-- -- --	-- -- --	-- 45,834(5) 7,000(6)
Michelle A. Cormier Vice-President, Chief Financial Officer	1999 1998 1997	230,000 230,000 220,000(4)	34,500 547,630(3) 128,800(7)	36,000 43,200 --	-- -- --	-- -- --	-- -- --	-- 25,000(5) --
Neil M. Falco President, Repap Marketing Inc.	1999 1998 1997	231,000 231,000 220,000	44,352 88,473 164,077(7)	-- -- 693,000(8)	-- -- --	-- 4,000,000(9) --	-- -- --	-- -- --
Terry W. McBride Vice-President, General Counsel and Secretary	1999 1998 1997	151,923 300,000(5) 286,667(4)	-- 714,300(3) 186,800(7)	300,000(10) C$250,000(11) --	-- -- --	-- -- --	-- -- --	-- 14,000(5) 11,000(5)
F. Steven Berg	1999 1998 1997	267,346(12)

(1) Unless otherwise indicated, dollar amounts are in United States dollars as all Named Executive Officers are United States residents and receive their compensation in United States dollars. The exchange rate at December 31, 1999 was CAD$1.4440 per US$1.00.

(2) Perquisites and other personal benefits that do not exceed the lesser of CAD$50,000 and 10% of the total of the annual salary and bonus of the Named Executive Officers have not been included.

(3) These amounts were paid as bonuses pursuant to Repap's Key Management 1998 Bonus Plan except for the amounts of US$1,925,000, US$600,000 and US$460,000 paid to Mr. Larson, Mr. McBride and Ms. Cormier respectively as a turn-around bonus in recognition of their contribution to the financial restructuring and operational stabilization of Repap achieved during 1998.

(4) These amounts were paid in Canadian dollars as the recipient was a resident of Canada at time of payment. The exchange rate at December 31, 1999 was CAD$1.4440 per US$1.00.

(5) These amounts represent moving allowances paid to the Named Executive Officers to assist in the move of their personal residences at the time of the relocation of Repap's Executive Offices in 1998 from Montreal, Quebec to Stamford, Connecticut.

(6) This amount represents director's fees.

(7) This amount reflects a bonus earned in 1995 pursuant to Repap's long-term incentive plan the payment of which was delayed.

(8) This amount represents a payment to the Named Executive Officer pursuant to a change in control contract that became effective upon the sale in 1997 of his former employer, Repap Sales Corp., in order to retain the executive and ensure the ability of Repap to continue to operate and pursue its business and strategic objectives.

(9) Options repriced as of January 27, 1999 from the original grant price of CAD$0.235 to CAD$0.08.

(10) This amount was characterized as a signing bonus and paid pursuant to a contractual change in control provision contained in the Named Executive Officer's employment agreement. See "Compensation of Directors and Executive Officers - Employment, Change-in-Control and Service Agreements".

(11) This amount was paid to the Named Executive Officer as a retention bonus for having remained with Repap through December 31, 1997.

(12) This amount was paid pursuant to a challenged employment contract prior to the termination of Mr. Berg's engagement as Chairman.

Option grants during the most recently completed financial year

There were no stock options granted to any of the Named Executive Officers during the fiscal year ended December 31, 1999 as indicated in the following table.

Name	Securities Under Options/ SARs Granted (#)	% of Total Options Granted to Employees in Financial Year	Exercise Price (CAD$)	Market Value of Underlying Options on the Date of Grant (CAD$/Security)	Expiration Date
Michelle A. Cormier (1)	nil	n/a	n/a	n/a	n/a
Neil M. Falco	nil	n/a	n/a	n/a	n/a
Stephen C. Larson(2)	nil	n/a	n/a	n/a	n/a
Terry W. McBride(3)	nil	n/a	n/a	n/a	n/a
F. Steven Berg(4)	nil	n/a	n/a	n/a	n/a

(1) Options for two million shares (400,000 of which are presently exercisable) were granted on February 28, 2000 at an exercise price of CAD$0.13 per share.

(2) Options for four million shares (800,000 of which are currently exercisable) were granted on February 28, 2000 at an exercise price of CAD$0.13 per share.

(3) On February 28, 2000, Mr. McBride, pursuant to an employment contract entered into as of October 1, 1999, was granted fully vested options to purchase five million Common Shares exercisable at a price of CAD$0.13 per share, being the closing price on The Toronto Stock Exchange on Friday, February 25, 2000.

(4) Pursuant to a disputed employment contract of F. Steven Berg, Mr. Berg is claiming a signing bonus of US$1.25 million in shares (25 million Common Shares of Repap as of the effective date of the challenged contract) and an option to purchase 75 million Common Shares based on the fair market value on the date of the grant.

Aggregated Option Exercises and Financial Year-end Option Value

The following table indicates that there were no exercises of stock options by any of the Named Executive Officers of Repap during the period from January 1, 1999 to March 10, 2000 and the financial year-end value of unexercised options on an aggregated basis.

			Unexercised Options at March 10, 2000 (#)		Value of Exercisable / Unexercisable in-the-money Options at FY-End (CAD$)(1)
Name	Securities Acquired on Exercise (#)	Aggregate Value Realized (CAD$)	Exercisable	Unexercisable	Exercisable	Unexercisable
Michelle A. Cormier	--	--	5,400,000(2)	1,600,000(2)	nil	nil
Neil M. Falco	--	--	4,000,000(3)	--	nil	--
Stephen C. Larson	--	--	14,800,000(4)	3,200,000(4)	nil	nil
Terry W. McBride	--	--	5,000,000(5)	--	nil	--
F. Steven Berg	--	--	--	--	--	--

(1) Based on the closing price on The Toronto Stock Exchange of Repap Common Shares (CAD$0.08) on December 31, 1999.

(2) Options for five million shares were granted in 1997 with an exercise price of CAD$0.235 per share and were repriced to CAD$0.13 per share on May 4, 2000 following a shareholder resolution approving the repricing. Options for two million shares (400,000 of which are currently exercisable) were granted on February 28, 2000 with an exercise price of CAD$0.13 per share. The options for the remaining 1,600,000 shares will become exercisable with the Amalgamation. Options for 69,615 shares were cancelled upon the repricing of the options for five million shares on May 4, 2000.

(3) All of these options were granted in 1997 and are currently exercisable at a price of CAD$0.08 per share. Options for 78,069 shares were cancelled on September 7, 2000.

(4) Options for fourteen million shares were granted in 1997 with an exercise price of CAD$0.235 per share and were repriced to CAD$0.13 per share on May 4, 2000 following a shareholder resolution approving the repricing. Options for four million shares (800,000 of which are currently exercisable) were granted on February 28, 2000 with an exercise price of CAD$0.13 per share. The options for the remaining 3,200,000 shares will become exercisable with the Amalgamation. Options for 500,000 shares were cancelled upon the repricing of the options for fourteen million shares on May 4, 2000.

(5) On February 28, 2000, Mr. McBride, pursuant to an employment contract entered into as of October 1, 1999, was granted fully vested options to purchase 5 million shares at a price of CAD$0.13 per share, being the closing price on The Toronto Stock Exchange on Friday, February 25, 2000.

Option and SAR Repricings

Options for 23 million shares granted during 1997 were repriced on January 27, 1999. Options for 19,000,000 shares granted in 1997 were repriced, following the approval of shareholders at a meeting on May 4, 2000. The following table indicates the stock options granted to Named Executive Officers that were repriced during 1999 and 2000.

Name	Date of Repricing	Securities under Options/SARs Repriced or Amended (#)	Market Price of Securities at Time of Repricing or Amendment (CAD$/ Security)	Exercise Price at Time of Repricing of Amendment (CAD$/ Security)	New Exercise Price (CAD$/ Security)	Length of Original Option Term Remaining at Date of Repricing or Amendment
Neil M. Falco	January 27, 1999	4,000,000	0.08	0.235	0.08	104 months
Michelle A. Cormier	May 4, 2000	5,000,000	0.13	0.235	0.13	87 months
Stephen C. Larson	May 4, 2000	14,000,000	0.13	0.235	0.13	87 months

Pension Benefits

Effective January 1, 1996, a pension program was established which was comprised of a registered pension plan and two supplementary plans. Pursuant to these plans certain employees, including the Named Executive Officers, will be entitled, commencing, at the employee's option, between ages 60 and 65, to receive a pension based on years of service (with past service recognised) of up to 60% of their average best three years' base salary, excluding bonuses. The pension will be partially funded up to the maximum tax-deductible limit allowable by the CCRA. Any excess will be provided by an unfunded supplementary plan.

The following table discloses all the benefits that executive officers are entitled to from pension plans maintained by Repap or its subsidiaries.

Remuneration (CAD$)(1)	Years of Service
	5	10	15	20	25
125,000	17,348	34,695	45,793	56,890	67,988
200,000	28,598	57,195	75,793	94,390	112,988
300,000	43,598	87,195	115,793	144,390	172,988
400,000	58,598	117,195	155,793	194,390	232,988
500,000	73,598	147,195	195,793	244,390	292,988
600,000	88,598	177,195	235,793	294,390	352,988
700,000	103,598	201,195	275,793	344,390	412,988

(1) Average of best three years' base salary, excluding bonuses

The estimated credited years for each of the Named Executive Officers are: Stephen C. Larson, 14 years, 2 months; Neil Falco, 9 years, 5 months; Terry McBride, 13 years, 2 months; Michelle Cormier, 13 years, 1 month.

Employment, Change in Control and Service Agreements

On June 28, 2000, Repap entered into an employment agreement with Mr. Stephen C. Larson (the "Larson Employment Agreement") that replaces all former employment arrangements between Repap and Mr. Larson. The Larson Employment Agreement provides that Mr. Larson is entitled to a lump sum payment in the amount of US$1,050,000 in the event his employment is terminated for any reason other than cause. In addition, Mr. Larson is entitled to a lump sum payment of US$550,000 if his employment is terminated within twelve months following a Change in Control or if Mr. Larson resigns for any reason after one hundred days but before 730 days following a Change in Control. The Amalgamation will result in a Change in Control. In addition, Mr. Larson is entitled to a transaction bonus upon the completion of the Amalgamation of US$2,500,000. The Larson Employment Agreement provides for certain other benefits including the use of an automobile, membership in a business club and a sports club, past pension service credit of two years and life and health insurance benefits.

On June 28, 2000, Repap entered into an employment agreement with Ms. Michelle A. Cormier (the "Cormier Employment Agreement") that replaces all former employment arrangements between Repap and Ms. Cormier. The Cormier Employment Agreement provides that Ms. Cormier is entitled to a lump sum payment in the amount of US$230,000 in the event her employment is terminated for any reason other than cause. In addition, Ms. Cormier is entitled to a lump sum payment of US$230,000 if her employment is terminated within twelve months following a Change in Control or if Ms. Cormier resigns for any reason after one hundred days but before 365 days following a Change in Control. The Amalgamation will result in a Change in Control. In addition, Ms. Cormier is entitled to a transaction bonus upon the completion of the Amalgamation of US$500,000. The Cormier Employment Agreement provides for certain other benefits including the use of an automobile, membership in a business club and a sports club, past pension service credit of two years and life and health insurance benefits.

On July 27, 2000, Repap amended the employment agreement entered into with Mr. Terry W. McBride (the "McBride Employment Agreement"). The McBride Employment Agreement provides that Mr. McBride is entitled to a lump sum payment of US$230,000 if his employment is terminated within twelve months following a Change in Control or if Mr. McBride resigns for any reason after one hundred days but before 365 days following a Change in Control. The Amalgamation will result in a Change in Control. In addition, Mr. McBride is entitled to a transaction bonus upon the completion of the Amalgamation of US$500,000. The McBride Employment Agreement provides for certain other benefits including the use of an automobile, the purchase of his home if Mr. McBride is terminated prior to December 31, 2000, past service credit under Repap's pension plans of two years and life and health insurance benefits.

Mr. Falco has entered into an employment contract with Repap dated as of November 1, 1999 that entitles him, upon the termination of his employment by Repap without cause or by the executive with good reason within certain periods following a Change in Control of Repap, to receive compensation equal to one times his then current annual salary; a lump sum payment equal to the present value of providing coverage for a period of three years under any non-group life insurance plan, his company car, health continuation coverage for three years, and a contract with Repap New Brunswick Inc. for the sale of up to 20,000 tons per year of lightweight coated paper for a period of three years following the termination of his employment.

Directors' and Officers' Liability Insurance

Repap maintains Directors' and Officers' Liability Insurance of CAD$75 million with a deductible of CAD$250,000. During 1999, Repap paid the entire premium of CAD$450,000 with respect to this insurance.

COMPENSATION COMMITTEE

Composition of Compensation Committee

The Compensation Committee is currently composed of all members of the Board of Directors other than Mr. Larson. Other than Mr. Stephen (who is employed by Stephen Capital Inc., a company that receives a fee for providing Mr. Stephen's services to Repap), no member of the Compensation Committee is employed by Repap or its affiliates, and no member is a former officer or employee of Repap or its affiliates.

Report on Executive Compensation by the Compensation Committee

Repap's Executive Compensation Policy and Strategy is made up of three elements, namely, salary, bonus program and stock option program.

Salaries for executives and key managers are designed to be competitive with other comparable forest products companies while at the same time recognizing the challenges of operating a highly levered company in a capital intensive industry and a single mill location in an industry that is being driven by competitive forces to consolidate. The salary of Mr. Larson, the Chief Executive Officer, is set by the Compensation Committee to reflect the challenges faced by Repap as it manages its debt levels and operates a single mill within an industry continuing to face consolidation.

The Key Management Bonus Plan (the "Plan") is designed to be results driven, to be measurable, to include key decision-makers and to provide stretch objectives, within management's control, that realistically can be achieved. The goals of the Plan are revised annually, reflecting Repap's then current position and near term objectives for performance improvement. The Plan establishes goals for three organizational areas (operations, sales, corporate) with certain common links to encourage teamwork yet with specific objectives within each participant's control. Generally, goals are quantified and measurable so progress can clearly be monitored throughout the year. Operational goals can be incorporated in and applied to lower level bonus plans and departmental objectives. The number of goals is limited to six for each organizational area to help develop focus, priorities and effective management. Bonuses are meant to reward effort beyond "strictly doing your job" or merely achieving "given" expectations such as environmental compliance. The theme of continuous improvement is incorporated in each goal. Minimum standards, beyond prior years' results, must be met before bonuses are earned.

Within the three organizational areas of operations, sales and corporate, the Plan recognizes two tiers of management participation reflective of leadership and decision-making responsibility within the company. The first tier, in which the Named Executive Officers other than Mr. Harold (Hap) S. Stephen are placed, is currently comprised of seven employees and establishes a bonus range of 0-60% of salary (in the case of Mr. Larson, 0-75%). The second tier is currently comprised of 18 employees and establishes a bonus range of 0-40% of salary. Three to six goals are established for each organizational area and are given a performance weighting. Each goal has three quantified measurement standards. The first establishes a minimum threshold required to begin earning a bonus. The second standard establishes a "target". Achievement of this level of improvement, often reflective of the budgeted objective, results in earning 50% of the bonus range. That is, tier 1 would be entitled to a bonus equal to 30% of salary, tier 2 to 20% of salary. Achievement of the maximum performance standard or beyond will require considerable stretch and will result in the full bonus being earned.

Stock options are granted to executives and key managers to establish a relationship between team effort, shareholder interest and long term stock appreciation. As at March 10, 2000, there are options for 60,520,169 Repap Common Shares outstanding for the benefit of the Named Executive Officers and other key management personnel.

Submitted by the Compensation Committee: Glen D. Roane (Chairman), R. Bruce Eddy, QC, Robert J. McGavin, Myron Sheinfeld and Harold (Hap) S. Stephen.

STOCK PERFORMANCE

The following graph compares the total cumulative yield of a CAD$100 investment in the Repap Common Shares made on December 31, 1994 and the cumulative performance of the TSE 300 and TSE Paper and Forest Products Indices on The Toronto Stock Exchange for the last five fiscal years.

(GRAPH)

Five Years Cumulative Total Return
	1994	1995	1996	1997	1998	1999
REPAP	100	83	53	2	1	1
TSE 300 Index	100	112	141	159	154	200
TSE Paper and Forest Products Index	100	95	103	90	79	116

APPROVAL OF DIRECTORS

The information contained in this Circular relating to Repap has been provided by Repap. This Circular and the sending, communication and delivery thereof to the Repap Shareholders have been authorized and approved by the Board of Directors.

For the Board of Directors

(signed)
Harold (Hap) S. Stephen
Chairman of the Board

Toronto, Ontario, Canada
September 15, 2000

CONSENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

To: The Board of Directors, Repap Enterprises Inc.

We hereby consent to (i) the inclusion of our opinion letter, dated August 28, 2000 to the Board of Directors of Repap Enterprises Inc. ("Repap") as Annex C to the management information circular of Repap dated September 15, 2000 relating to the proposed amalgamation of Repap with a wholly-owned subsidiary of UPM-Kymmene Corporation (the "Circular"). and (ii) all references to DLJ in the sections captioned "Summary - Recommendations of the Board of Directors", "Summary - Opinion of Repap's Financial Advisor", "The Amalgamation - Recommendation of the Board of Directors" and "The Amalgamation - Opinion of Repap's Financial Advisor" of the Circular. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, applicable securities legislation and the rules and regulations promulgated thereunder.

Donaldson, Lufkin & Jenrette Securities Corporation

New York, NY
September 15, 2000

APPENDIX A
SPECIAL RESOLUTION REGARDING REDUCTION OF STATED CAPITAL

BE IT RESOLVED THAT:

              The stated capital account in respect of the common shares of Repap Enterprises Inc. ("Repap Common Shares") be reduced pursuant to subsection 38(1) of the Canada Business Corporations Act to an amount (the "New Stated Capital Amount") equal to CAD$0.20 multiplied by the number of issued and outstanding Repap Common Shares immediately prior to the amalgamation of Repap Enterprises Inc. ("Repap") and 3796477 Canada Inc. (the "Amalgamation");
              The chairman of the special meeting is hereby authorized and directed to determine the New Stated Capital Amount and such determination shall be final and binding;
              The board of directors of Repap is hereby authorized to revoke these resolutions at any time prior to the Amalgamation becoming effective without further approval of the shareholders of Repap and to determine not to proceed with the reduction of the stated capital account in respect of the Repap Common Shares; and
              Any director or officer of Repap is hereby authorized and directed for and in the name of and on behalf of Repap to execute or cause to be executed and to deliver or cause to be delivered, all such documents and instruments, and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary or desirable to carry out in the intent of these resolutions.

APPENDIX B
SPECIAL RESOLUTION REGARDING AMALGAMATION

BE IT RESOLVED THAT:

              The amalgamation (the "Amalgamation") of Repap Enterprises Inc. ("Repap") and 3796477 Canada Inc. ("Acquireco") under section 181 of the Canada Business Corporations Act, as more particularly described and set forth in the Management Information Circular of Repap accompanying the notice of this meeting is hereby authorized and approved upon the terms and conditions set forth in the acquisition agreement (the "Acquisition Agreement") dated as of August 28, 2000 between Repap and UPM-Kymmene Corporation;
              The amalgamation agreement between Repap and Acquireco, in the form set forth in Appendix D to the Management Information Circular, is hereby approved;
              The board of directors of Repap is hereby authorized to revoke these resolutions at any time prior to the Amalgamation becoming effective without further approval of the shareholders of Repap and to determine not to proceed with the Amalgamation; and
              The directors and proper officers of Repap are hereby authorized to take all such steps as they deem necessary or desirable in connection with the Amalgamation of Repap and Acquireco.

APPENDIX C
OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

August 28, 2000

Board of Directors
Repap Enterprises Inc.
300 Atlantic Street, Suite 200
Stamford, CT 06901

Dear Sirs:

You have requested our opinion as to the fairness from a financial point of view to the shareholders of Repap Enterprises Inc. (the "Company"), other than shareholders who are affiliates of the Company, of the consideration to be received by such shareholders pursuant to the terms of the Acquisition Agreement, dated as of August 28, 2000 (the "Agreement"), by and between UPM-Kymmene Corporation ("UPM") and the Company pursuant to which the Company and a wholly owned subsidiary of UPM ("Acquireco"), will be amalgamated (the "Amalgamation") to form "Amalco".

Pursuant to the Agreement, in the Amalgamation each common share of the Company will be converted into one Amalco Class A Redeemable Preferred Share which in turn will be automatically redeemed for C$0.20 per share in cash.

In arriving at our opinion, we have reviewed the draft dated August 24, 2000 of the Agreement and the schedules thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company including information provided during discussions with management. Included in the information provided during discussions with management were certain financial projections of the Company for the period beginning January 1, 2000 and ending December 31, 2001 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company. We were not requested to, nor did we, solicit the interest of any other parties in acquiring the Company.

Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect the conclusion reached in this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Amalgamation and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Amalgamation. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past, including acting as sole underwriter in a $100 million high-yield bond offering in May 1999, and has been compensated for such services.

Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the shareholders of the Company, other than shareholders who are affiliates of the Company, pursuant to the Agreement is fair to such shareholders from a financial point of view.

Very truly yours,

DONALDSON, LUFKIN & JENRETTE

SECURITIES CORPORATION

(signed)

George Petrides

Managing Director

APPENDIX D
AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT is made as of *, 2000

BETWEEN:

REPAP ENTREPRISES INC.,
a corporation existing under the Canada Business Corporations Act

("Repap")

- and -

3796477 CANADA INC.,
a corporation incorporated under the Canada Business Corporations Act

("Acquireco").

RECITALS:

    Repap and Acquireco have agreed to amalgamate pursuant to the Canada Business Corporations Act and upon the terms and conditions set forth in this Agreement;
    The authorized capital of Repap consists of an unlimited number of Repap Common Shares and an unlimited number of Preferred Shares of which, as of the date hereof, there are 743,960,637 Repap Common Shares (and no more) and 240,000 Preferred Shares, Series C and 400,000 Preferred Shares, Series F (and no more) and no Preferred Shares of any other series, issued and outstanding;
    The authorized capital of Acquireco consists of an unlimited number of common shares; and
    It is desirable that this amalgamation be effected.

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties agree as follows:

  Interpretation

  In this Agreement:

  "Acquireco Common Shares" means the common shares in the capital of Acquireco;

  "Act" means the Canada Business Corporations Act;

  "Affiliate" means an affiliated body corporate within the meaning of section 1(2) of the Act;

  "Agreement" means this amalgamation agreement, and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this agreement;

  "Amalco" means the corporation continuing as a result of the Amalgamation;

  "Amalco Special Shares" means the special shares in the capital of Amalco having the rights, privileges, restrictions and conditions set forth in Schedule 1.

  "Amalco Preferred Shares" means the preferred shares in the capital of Amalco, issuable in series, having the rights, privileges, restrictions and conditions set forth in Schedule 1;

  "Amalco Preferred Shares, Series C" means the preferred shares, series C in the capital of Amalco having the rights, privileges, restrictions and conditions set forth in Schedule 1;

  "Amalco Preferred Shares, Series F" means the preferred shares, Series F in the capital of Amalco having the rights, privileges, restrictions and conditions set forth in Schedule 1;

  "Amalco Common Shares" means the common shares in the capital of Amalco having the rights, privileges, restrictions and conditions set forth in Schedule 1;

  "Amalgamating Corporations" means Repap and Acquireco;

  "Amalgamation" means the amalgamation of the Amalgamating Corporations as contemplated in this Agreement;

  "Business Day" means any day on which commercial banks are generally open for business in Toronto, Ontario and Helsinki, Finland other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario or in Helsinki, Finland under applicable laws;

  "Dissenting Shareholder" means a registered holder of Repap Shares who, in connection with the special resolution of the shareholders which approves and adopts this Agreement, has exercised the right to dissent under section 190 of the Act in compliance with the provisions thereof and thereby becomes entitled to receive the fair value of his or her Repap Shares;

  "Effective Date" means the date shown on the certificate of amalgamation to be issued by the Director under the Act giving effect to the Amalgamation;

  "Record Date" means the record date for the Meeting;

  "Redemption Consideration" means Cdn. $.20 per Amalco Special Share; and

  "Redemption Date" means the Effective Date;

  "Repap Common Shares" means the common shares in the capital of Repap;

  "Repap Meeting" means the special meeting of Repap shareholders to be held to consider the approval of the special resolution which approves and adopts this Agreement;

  "Repap Preferred Shares, Series C" means the preferred shares, series C in the capital of Repap ;

  "Repap Preferred Shares, Series F" means the preferred shares, series F in the capital of Repap;

  "Repap Shares" means the Repap Common Shares, Repap Preferred Shares, Series C and Repap Preferred Shares, Series F.

  Words and phrases used but not defined in this Agreement and defined in the Act shall have the same meaning in this Agreement as in the Act unless the context or subject matter otherwise requires.

  Agreement to Amalgamate

  The Amalgamating Corporations hereby agree to amalgamate as of the Effective Date and to continue as one corporation on the terms and conditions set out in this Agreement.

  Name

  The name of Amalco shall be 3796477 Canada Inc.

  Registered Office

  The registered office of Amalco shall be c/o Osler, Hoskin & Harcourt LLP, P.O. Box 50, 1 First Canadian Place, Toronto, Ontario, M5X 1B8.

  Authorized Capital

  Amalco shall be authorized to issue an unlimited number of Amalco Common Shares, an unlimited number of Amalco Special Shares and an unlimited number of Amalco Preferred Shares, issuable in series. The rights, privileges, restrictions and conditions attaching to each class of shares of Amalco shall be as described in Schedule 1 to this Agreement.

  Private Company Restrictions

  Effective immediately upon UPM-Kymmene Corporation becoming the sole holder of shares of Amalco:

    the right to transfer shares of Amalco shall be restricted in that no share shall be transferred except with the consent of the board of directors of Amalco, to be expressed either by a resolution passed at a meeting of the board of directors or by an instrument or instruments in writing signed by a majority of the directors;
    the number of shareholders of Amalco, exclusive of persons who are in its employment or the employment of an affiliate and exclusive of persons who, having been formerly in the employment of Amalco were, while in that employment, and have continued after the termination of that employment to be, shareholders of Amalco, shall be limited to not more than fifty. Two or more persons who are the joint registered owners of one of more shares shall be counted as one shareholder; and
    any invitation to the public to subscribe for securities of Amalco is prohibited. For the purposes hereof, the issuance of Amalco Special Shares, Amalco Preferred Shares and Amalco Common Shares upon the Amalgamation shall not constitute an invitation to the public to subscribe for securities of Amalco.
  Restrictions on Business

  There shall be no restrictions on the business which Amalco is authorized to carry on.

  Number of Directors

  The board of directors of Amalco shall, until otherwise changed in accordance with the Act, consist of a minimum number of one and a maximum number of 5 directors. The number of directors of Amalco shall initially be 3 and the directors of Amalco shall be empowered to determine from time to time the number of directors of Amalco within the said minimum and maximum numbers provided for in the Articles of Amalco, as the same may be amended from time to time.

  Initial Directors

  The first directors of Amalco shall be the persons whose names and residential addresses appear below:

  Name Municipality of Residence Resident Canadian

  * * [yes/no]

  Such directors shall hold office until the next annual meeting of shareholders of Amalco or until their successors are elected or appointed.

  By-Laws

  The by-laws of Amalco, until repealed, amended or altered, shall be the by-laws of Repap.

  Amalgamation

  On the Effective Date:

    each issued and outstanding Repap Common Share (other than those held by Dissenting Shareholders and other than those held by Acquireco, if any) will be converted into one Amalco Special Share;
    each issued and outstanding Repap Common Share held by Acquireco will be cancelled;
    each issued and outstanding Acquireco Common Share will be converted into one Amalco Common Share;
    each issued and outstanding Repap Preferred Share, Series C (other than those held by Dissenting Shareholders) will be converted into one Amalco Preferred Share, Series C;
    each issued and outstanding Repap Preferred Share, Series F (other than those held by Dissenting Shareholders) will be converted into one Amalco Preferred Share, Series F; and
    Dissenting Shareholders will be entitled to be paid the fair value of their Shares.
  Stated Capital Accounts

  There shall be added to the stated capital account in the accounting records of Amalco maintained for:

    the Amalco Special Shares, an amount equal to the number of Amalco Special Shares issued on the Amalgamation multiplied by Cdn. $.20;
    the Amalco Preferred Shares, Series C, an amount equal to the aggregate stated capital of each Repap Preferred Share, Series C changed into an Amalco Preferred Share, Series C on the Amalgamation;
    the Amalco Preferred Shares, Series F, an amount equal to the aggregate stated capital of each Repap Preferred Share, Series F changed into an Amalco Preferred Share, Series F on the Amalgamation; and
    the Amalco Common Shares, an amount equal to the amount by which the aggregate stated capital attributable to the Repap Common Shares (other than those held by Acquireco or any affiliate, if any) and the Acquireco Common Shares exceeds the amount added to the stated capital account maintained for the Amalco Special Shares in accordance with this section.

  The amount of stated capital attributable to the Amalco Common Shares shall be adjusted to reflect payments that may be made to Dissenting Shareholders.

  Share Certificates

  No certificates shall be issued in respect of the Amalco Special Shares and such shares shall be evidenced by the certificates representing Repap Common Shares. No certificates shall be issued in respect of the Amalco Preferred Shares, Series C or the Amalco Preferred Shares, Series F and such shares shall be evidenced by certificates representing Repap Preferred Shares, Series C and Repap Preferred Shares, Series F respectively.

  Contribution of Assets

  Each of Repap and Acquireco shall contribute to Amalco all its assets, subject to its liabilities, as such exist immediately before the Effective Date.

  Property of Amalco

  Amalco shall posses all the property, rights, privileges and franchises and shall be subject to all the liabilities, contracts, disabilities and debts of each of the Amalgamating Corporations as such exist immediately before the Effective Date.

  Rights of Creditors

  All rights of creditors against property, rights and assets of each of the Amalgamating Corporations and all liens upon their property, rights and assets shall be unimpaired by the Amalgamation and all debts, contracts, liabilities and duties of each of the Amalgamating Corporations shall thenceforth attach to Amalco and may be enforced against it.

  General Conditions Precedent

  The respective obligations of the parties hereto to consummate the transactions contemplated hereby, and in particular the Amalgamation, are subject to the satisfaction, on or before the Effective Date, of the following conditions any of which may be waived by the mutual consent of such parties without prejudice to their rights to rely on any other or others of such conditions:

    this Agreement and the transactions contemplated hereby, including in particular the Amalgamation, shall have been approved by:
      the common shareholder of Acquireco; and
      not less than two-thirds of the votes cast by the holders of Repap Shares who, being entitled to do so, vote in person or by proxy at the Repap Meeting in accordance with the provisions of the Act and in accordance with other applicable regulatory requirements; and
    there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement, including, without limitation, the Amalgamation.
  Termination

  This Agreement may, prior to the issuance of a certificate of Amalgamation, be terminated by the board of directors of Repap or Acquireco notwithstanding the approval thereof by the shareholders of Repap and Acquireco.

  Dissenting Shareholders

  Repap Shares which are held by a Dissenting Shareholder shall not be converted into any Amalco Shares. However, in the event that a holder of Repap Shares fails to perfect or effectively withdraws such shareholder's claim under section 190 of the Act or forfeits such shareholder's rights to make a claim under section 190 of the Act or his rights as a shareholder of Repap are otherwise reinstated, (i) such shareholder's Repap Common Shares shall thereupon be deemed to have been converted as of the Effective Date into Amalco Special Shares, (ii) such shareholder's Repap Preferred Shares, Series C shall thereupon be deemed to have been converted as of the Effective Date into Amalco Preferred Shares, Series C and (iii) such shareholder's Repap Preferred Shares, Series F shall thereupon be deemed to have been converted as of the Effective Date into Amalco Preferred Shares, Series F, in each case, on the basis set forth in paragraph 11 hereof.

  Filing Documents

  Upon the shareholders of each of the Amalgamating Corporations approving this Agreement by special resolution in accordance with the Act and subject to the other provisions of this Agreement, the Amalgamating Corporations shall jointly file with the Director under the Act articles of amalgamation and such other documents as may be required.

  Governing Law

  This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

  Counterparts

This Agreement may be signed in counterparts and each such counterpart shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement.
REPAP ENTERPRISES INC.
By:
Authorized Signing Officer

3796477 CANADA INC.
By:
Authorized Signing Officer

SCHEDULE I

RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS

OF

AMALCO SHARE CAPITAL

The classes and any maximum number of shares that the Corporation is authorized to issue and the rights, privileges, restrictions and conditions attaching to such shares shall be as follows:

  - Authorized capital

  The Corporation is authorized to issue: (a) an unlimited number of Common Shares, (b) an unlimited number of Preferred Shares issuable in series, and (c) an unlimited number of Special Shares.

  - definitions

  In this Schedule I, unless there is something in the subject matter or context inconsistent therewith:

    "Act" means the Canada Business Corporations Act, R.S.C. 1985, c.C-44, as now enacted or as the same may from time to time be amended or re-enacted, and the Regulations adopted under the Act;
    "Articles" has the meaning ascribed thereto in subsection 2(1) of the Act;
    "Corporation" means *;
    "directors" means the directors of the Corporation and reference to any action by directors means action taken by them by resolution of the board;
    "these provisions" means the provisions of this Schedule I; and
    the expression "article" or "section" followed by a number means and refers to the specified article or section of Schedule I of these Articles of Incorporation.
  - special shares

  The Special Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

    Redemption at Option of Corporation
      Subject to section * below, the Corporation may, upon giving notice as hereinafter provided, redeem at any time the whole or from time to time any part of the outstanding Special Shares on payment for each share to be redeemed of an amount equal to $0.20 per share (the "Redemption Price").
      In case a part only of the Special Shares is to be redeemed at any time, the shares so to be redeemed shall be selected by lot or some other random selection method in such manner as the board of directors of the Corporation in its sole discretion determines or selected in such other manner as the board of directors of the Corporation in its sole discretion determines to be equitable. If a part only of the Special Shares represented by any certificate shall be redeemed, a new certificate representing the balance of such shares shall be issued to the holder thereof at the expense of the Corporation upon presentation and surrender of the first mentioned certificate.
      In any case of redemption of Special Shares, the Corporation shall, at least ten days before the date specified for redemption, give to each person who at the date of the notice hereinafter referred to is a registered holder of Special Shares to be redeemed a notice in writing of the intention of the Corporation to redeem such Special Shares, such notice to be given as provided in section * below. Such notice shall set out the number of Special Shares held by the person to whom it is addressed which are to be redeemed, the Redemption Price, the date specified for redemption and the place or places in Canada at which holders of Special Shares may present and surrender such shares for redemption.

    On or after the date so specified for redemption, the Corporation shall pay or cause to be paid to or to the order of the registered holders of the Special Shares to be redeemed the Redemption Price of such shares on presentation and surrender, at the registered office of the Corporation or at any other place or places in Canada specified in the notice of redemption, of the certificate or certificates representing the Special Shares called for redemption. Payment in respect of Special Shares being redeemed shall be made by cheque payable to the respective holders thereof in lawful money of Canada at par at any branch in Canada of the Corporation's bankers.

    The Corporation shall have the right at any time after giving notice of its intention to redeem the Corporation's Special Shares to deposit the Redemption Price of the Special Shares so called for redemption, or of such of the Special Shares which are represented by certificates which have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a separate account in any chartered bank or any trust company in Canada named in the redemption notice or in a subsequent notice in writing to the holders of the Special Shares in respect of which the deposit is made, to be paid without interest to or to the order of the respective holders of Special Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing such shares. Upon such deposit being made or upon the date specified for redemption for such notice, whichever is the later, the Special Shares in respect of which such deposit shall have been made shall be deemed to be redeemed and the rights of the holders thereof shall be limited to receiving without interest the Redemption Price of their respective Special Shares being redeemed upon presentation and surrender of the certificate or certificates representing such shares. Any interest allowed on any such deposit shall belong to the Corporation.

    From and after the date specified for redemption in any notice of redemption, the Special Shares called for redemption shall cease to be entitled to any other participation in any distribution of the assets of the Corporation and the holders thereof shall not be entitled to exercise any of the rights as shareholders in respect thereof unless payment of the Redemption Price shall not be made upon presentation and surrender of the share certificates in accordance with the foregoing provisions, in which case the rights of such holders shall remain unaffected.

    Priority

    The Common Shares and the Special Shares shall rank junior to the Preferred Shares, Series C and Preferred Shares, Series F and shall be subject in all respects to the rights, privileges, restrictions and conditions attaching to the Preferred Shares, Series C and Preferred Shares, Series F.

    Dividends

    The holders of the Special Shares shall not be entitled to receive any dividends thereon.

    Voting Rights

    Except as otherwise provided in the Act, the holders of the Special Shares shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

    The holders of Special Shares shall not be entitled to vote separately as a class pursuant to subsection 176(1) of the Act upon a proposal to amend the Articles of the Corporation in the case of an amendment of a kind referred to in paragraphs (a), (b) and (e) of such subsection.

    Liquidation, Dissolution or Winding-up

    In the event of the liquidation or winding-up of the Corporation or any other distribution of the property or assets of the Corporation among its shareholders for the purpose of winding-up its affairs, and subject to the extinguishment of the rights of holders of Preferred Shares, Series C and Preferred Shares, Series F upon satisfaction of the redemption price applicable thereto, the holders of Special Shares shall be entitled to receive and the Corporation shall pay to such holders, before any amount shall be paid or any property or assets of the Corporation shall be distributed to the holders of Common Shares or any other class of shares ranking junior to the Special Shares as to such entitlement, an amount equal to the Redemption Price for each Special Share held by them respectively and no more. After payment to the holders of the Special Shares of the amounts so payable to them as hereinbefore provided, they shall not be entitled to share in any further distribution of the property or assets of the Corporation.

    Purchase for Cancellation

    The Corporation may at any time or from time to time purchase for cancellation all or any part of the outstanding Special Shares at the lowest price or prices at which, in the opinion of the board of directors of the Corporation, such shares are then obtainable.

    Transfer
      At any time, the Corporation may cause the Transfer through the delivery by the Corporation of the Transfer Notice to the Transfer Agent by hand delivery to:

      Montreal Trust Company
      P.O. Box 1900
      Station B
      Montreal, Quebec, Canada
      H3B 3L6
      Attention: *
      Facsimile number: (514) 982-7580

      which delivery shall be deemed to be delivery of the Transfer Notice to each holder of Special Shares, with a copy to UPM-Kymmene Corporation by hand delivery or by facsimile to:

      UPM-Kymmene Group
      Eteläesplanadi 2
      P.O. Box 380
      FIN-00101
      Helsinki, Finland
      Attention: Reko Aalto-Setälä, General Counsel
      Facsimile number: (358) 204 15 0304

      In the event the Transfer Notice is delivered by the Corporation in accordance with section * hereof, at the Transfer Time, each holder of Special Shares shall transfer, and shall be deemed to have transferred, to UPM-Kymmene Corporation or to a wholly-owned subsidiary, as UPM-Kymmene Corporation may direct and the Corporation shall specify in the Transfer Notice (the "Recipient") all of such person's right, title and interest in and to its Special Shares and the Recipient shall acquire, and shall be deemed to have acquired, from each such holder of Special Shares all, but not less than all, of the Special Shares held by each such holder (which transfer and acquisition are referred to herein as the "Transfer") and, at the Transfer Time, each holder of Special Shares shall cease to be a holder of such Special Shares and shall not be entitled to exercise any of the rights of a holder of Special Shares in respect thereof other than the right to receive the Transfer Price for the Special Shares and the holders of the Special Shares as a class shall not be entitled as such to receive notice of or to attend or vote at any meeting of the Shareholders of the Corporation.
      UPM-Kymmene Corporation or the Recipient shall, on the Transfer Date, deposit with, or otherwise cause to be deposited with, the Transfer Agent sufficient funds to pay the aggregate Transfer Price to the holders of Special Shares and, in the event that the Transfer Notice is delivered by the Corporation in accordance with section * hereof, such deposit shall constitute a full and complete discharge of the Recipient's obligation to pay the Transfer Price to the holders of the Special Shares. On and after the Transfer Time, any such money deposited with the Transfer Agent shall be held by the Transfer Agent as agent for the holders of the Special Shares, and receipt of payment by the Transfer Agent shall be deemed to constitute receipt of payment of the Transfer Price by the holders of the Special Shares for all of the Special Shares transferred pursuant to the Transfer. All interest on funds provided to and held by the Transfer Agent shall accrue to the benefit of the Recipient. The holders of the Special Shares transferred pursuant to the Transfer shall be entitled to receive the Transfer Price, without interest, for each Special Share so transferred, (i) on presentation and surrender of the certificate or certificates representing all Special Shares held by such holder (or, in respect of any such certificate or certificates which have been lost, destroyed or wrongfully taken, an indemnity bond together with an affidavit confirming ownership, each in a form satisfactory to the Recipient, acting reasonably) or any other evidence of ownership with respect to the Special Shares which is satisfactory to the Recipient, acting reasonably, and (ii) on presentation of a fully completed and duly executed letter of transmittal in a form acceptable to the Recipient and the Transfer Agent, acting reasonably. Should any holder of any Special Shares transferred pursuant to the Transfer fail to present and surrender the above mentioned documentation, the Recipient shall have the right, after four years from the Transfer Date, to have all remaining funds deposited with the Transfer Agent returned to the Recipient and the Recipient shall thereafter be responsible for payment of the Transfer Price to any former holder of a Special Share upon presentation and surrender of such documentation as the Recipient may require.
      For the purposes of this section * hereof:
        "Recipient" means UPM-Kymmene Corporation or an indirect wholly-owned subsidiary of UPM-Kymmene Corporation as provided in section * hereof;
        "Transfer" has the meaning ascribed to such term in section * hereof;
        "Transfer Agent" means Montreal Trust Company;
        "Transfer Date" means the date upon which the Transfer Notice is delivered to the Transfer Agent in accordance with section * hereof;
        "Transfer Price" means $0.20 per Special Share;
        "Transfer Notice" means the notice advising of the Transfer, substantially in the form attached hereto as Exhibit A; and
        "Transfer Time" means the time the Transfer Notice is delivered to the Transfer Agent on the Transfer Date in accordance with section * hereof.
    Amendment, Approvals and Notices
      The rights, privileges, restrictions and conditions attached to the Special Shares may be added to, changed or removed but only with the approval of holders of Special Shares, given as hereinafter specified.
      The approval of the holders of Special Shares to add to, change or remove any right, privilege, restriction or condition attached to the Special Shares or in respect of any other matter requiring the consent of the holder of the Special Shares may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by all holders of Special Shares or passed by the affirmative vote of at least 2/3 of the votes case at a meeting of the holders of Special Shares, duly called for that purpose.

      The formalities to be observed with respect to the giving of notice of any such meeting or any adjourned meeting, the quorum required therefor and the conduct thereof shall be those from time to time prescribed by the by-laws of the Corporation with respect to meetings of shareholders or, if not prescribed, as required by the Act as in force at the time of the meeting.

      Any notice, cheque, notice of redemption or other communication from the Corporation herein provided for shall be either sent to the holders of the Special Shares by first class mail, postage prepaid, or delivered by hand to such holders, at their respective addresses appearing on the securities register of the Corporation or, in the event of the address of any such holder not so appearing, then at the last address of such holder known to the Corporation. Accidental failure to give any such notice, notice of redemption or other communication to one or more holders of Special Shares shall not affect the validity thereof, but, upon such failure being discovered, a copy of the notice, notice of redemption or other communication, as the case may be, shall be sent or delivered forthwith to such holder or holders. Unless otherwise provided herein, any notice, request, certificate or other communication from a holder of Special Shares herein provided for shall be either sent to the Corporation by first class mail, postage prepaid, or delivered by hand to the Corporation at its registered office.
  - preferred shares

  The Preferred Shares, as a class, shall carry and be subject to the following rights, privileges, restrictions and conditions:

    Issuance in Series

    The Preferred Shares may be issued from time to time in one or more series with such preferred, deferred or other special rights, privileges, restrictions, conditions and designations attached thereto, and in particular such rate or rates of dividend, redemption price or prices and amount or amounts to be paid thereon on distribution of assets in the event of liquidation, dissolution or winding-up of the Corporation whether voluntary or involuntary, as shall be fixed hereby or from time to time before issuance by any resolution or resolutions providing for the issue of the shares of any series which may be passed by the directors and confirmed and declared by Articles of Amendment.

    No rights, privileges, restrictions or conditions attached to a series authorized under this section 4.1 shall confer upon a series a priority in respect of dividends or return of capital over any other series of Preferred Shares that are then outstanding.

    Dividends

    The holders of shares of any series of Preferred Shares shall be entitled to receive, in priority to the holders of Special Shares, the holders of Common Shares and the holders of shares of any other class of the Corporation ranking subordinate to the Preferred Shares, as and when declared by the directors, dividends in the amounts specified or determinable in accordance with the rights, privileges, restrictions and conditions attaching to the series of which such Preferred Shares form part.

    If any cumulative dividends or amounts payable on return of capital in respect to a series of shares are not paid in full, the shares of all series of Preferred Shares participate rateably in respect of accumulated dividends and return of capital.

    Liquidation, Dissolution or Winding-up

    Upon liquidation, dissolution or winding-up of the Corporation or other distribution of the Corporation's assets among its shareholders for the purpose of winding-up its affairs, before any amount shall be paid to or any assets distributed among the holders of Special Shares, the holders of Common Shares or the holders of shares of any other class of the Corporation ranking subordinate to the Preferred Shares, the holders of Preferred Shares shall be entitled to receive with respect to the shares of each series of Preferred Shares: (a) an amount equal to the price at which such shares were issued or, if redemption or retraction privileges attach to such shares, to the redemption or retraction price, as the case may be, prevailing upon liquidation, dissolution or winding-up of the Corporation, and (b) in the case of cumulative Preferred Shares, all cumulative dividends accrued and unpaid (whether or not declared) to the date of distribution or, in the case of non-cumulative Preferred Shares, all non-cumulative dividends declared and unpaid to the date of distribution. After payment to the holders of Preferred Shares of the above-mentioned amounts, such holders shall not be entitled to share in any further distribution of the assets of the Corporation.

    Voting Rights

    Subject to the provisions of the Act, the holders of Preferred Shares shall not be entitled as such (except as hereinafter expressly provided) to receive any notice of or to attend any meeting of shareholders of the Corporation and shall not be entitled to vote at any such meeting, provided that at any meeting of shareholders at which, notwithstanding the foregoing, the holders of Preferred Shares are entitled by law to vote, each holder of Preferred Shares shall be entitled to one vote for each share held.

    Shareholders' Meetings

  Any meeting of shareholders at which the holders of Preferred Shares are entitled by law to vote shall, unless the Articles of the Corporation otherwise provide, be called and conducted in accordance with the by-laws of the Corporation.

  - Preferred Shares, series c

  Two Hundred and eighty thousand (280,000) Preferred Shares, Series C (herein referred to as the "Preferred Shares, Series C") are hereby created and shall have attached thereto, in addition to the rights, privileges, restrictions and conditions attaching to the Preferred Shares as a class, the following rights, privileges, restrictions and conditions:

    Dividends

    The holders of the Preferred Shares, Series C shall be entitled to receive, as and when declared by the directors, out of the moneys of the Corporation properly applicable to the payment of dividends, a fixed, non-cumulative, preferential dividend at the rate of 8% per annum calculated on the redemption price for the Preferred Shares, Series C as herein defined, in preference and priority to the holders of shares of any other class or series of the Corporation, except the holders of Preferred Shares, Series F. The holders of the Preferred Shares, Series C shall not be entitled to any dividends other than or in excess of the dividends herein provided for.

    Cheques of the Corporation drawn on a Schedule I or Schedule II Bank, as defined under the Bank Act (Canada), and payable at par at any branch in Canada of such bank shall be issued in respect of dividends to the holders of the Preferred Shares, Series C entitled thereto. The mailing of such cheques shall satisfy and discharge all liability for dividends to the extent of the amount represented thereby (plus any tax required to be deducted or withheld therefrom) unless the cheques are not paid on due presentation.

    Subject to any applicable provision of law, a dividend which is represented by a cheque which has not been presented for payment within six years after it was issued or that otherwise remains unclaimed for a period of six years from the date on which it was declared to be payable and set apart for payment shall be forfeited to the Corporation.

    Redemption by Corporation

    Subject to the provisions of the Act and of this section *, the Corporation may, at its option, at any time redeem all or any part of the Preferred Shares, Series C in such manner as the directors deem equitable, on payment, for each Preferred Share, Series C to be redeemed, of the redemption price as defined herein (less any taxes required to be deducted or withheld therefrom).

    The redemption price for the Preferred Shares, Series C shall be an amount of $25.00 per share (the "redemption price"), together with all declared and unpaid dividends thereon at the redemption date.

    Notice of redemption of Preferred Shares, Series C shall be given by the Corporation not less than ten days prior to the date specified for such redemption to each registered holder of Preferred Shares, Series C to be redeemed. Accidental failure or omission to give notice to one or more holders shall not affect the validity of the redemption. The notice shall set out the redemption price, the date specified for such redemption, the place of redemption and, in the case of partial redemption, the number of the holder's shares to be redeemed. On or after the date specified for such redemption, the Corporation shall pay or cause to be paid to the holders of the Preferred Shares, Series C to be redeemed the redemption price on presentation and surrender, at the place of redemption, of the certificates representing the shares to be redeemed. Payment shall be made by cheque payable at par at any branch in Canada of any Schedule I or Schedule II Bank, as defined under the Bank Act (Canada). If less than all the Preferred Shares, Series C represented by any certificate shall be redeemed, a new certificate for the balance shall be issued. From and after the date specified for such redemption in any such notice, the holders of the Preferred Shares, Series C called for redemption shall cease to be entitled to dividends or to exercise any of the rights of the holders in respect thereof, except for the right to receive the redemption price for such shares.

    Purchase by Corporation

    Subject to the provisions of the Act, the Corporation may, in addition to its right to redeem Preferred Shares, Series C as provided in section *, purchase at any time all or from time to time any number of the outstanding Preferred Shares, Series C in the open market, or pursuant to private contract or tenders received by the Corporation upon invitation for tenders addressed to all holders of the Preferred Shares, Series C at the lowest price or prices at which, in the opinion of the directors, the Preferred Shares, Series C are obtainable, but not exceeding the redemption price per share, plus reasonable costs of purchase. If upon any invitation for tenders two or more shareholders submit tenders at the same price and if such tenders are accepted by the Corporation in whole or in part, then unless the Corporation accepts all such tenders in whole, the Corporation shall accept such tenders in proportion as nearly as may be to the number of shares offered in each such tender.

    Liquidation, Dissolution or Winding-up

  Upon liquidation, dissolution or winding-up of the Corporation or other distribution of the Corporation's assets among its shareholders for the purpose of winding up its affairs, the holders of the Preferred Shares, Series C shall be entitled to receive, in preference and priority to the holders of shares of any other class or series of the Corporation except the Preferred Shares, Series F, an amount equal to the redemption price per share, as defined in section *, together with all dividends declared but unpaid at the date of distribution and no more. After payment to the holders of Preferred Shares, Series C of the above-mentioned amount, such holders shall not be entitled to share in any other distribution of the assets of the Corporation.

  - Preferred Shares, series f

  Four hundred thousand (400,000) Preferred Shares (the "Preferred Shares, Series F") are hereby created and in addition to the rights, privileges, restrictions and conditions attaching to the Preferred Shares as a class, the 400,000 Preferred Shares, Series F shall have attached thereto the following rights, privileges, restrictions and conditions:

    Dividends

    The holders of the Preferred Shares, Series F shall be entitled to receive, as and when declared by the directors, out of the moneys of the Corporation properly applicable to the payment of dividends, a fixed, non-cumulative, preferential dividend at the rate of 7% per annum calculated on the redemption price for the Preferred Shares, Series F as herein defined, in preference and priority to the holders of shares of any other class or series of the Corporation. The holders of the Preferred Shares, Series F shall not be entitled to any dividends other than or in excess of the dividends herein provided for.

    Cheques of the Corporation drawn on a Schedule I or Schedule II Bank, as defined under the Bank Act (Canada), and payable at par at any branch in Canada of such bank shall be issued in respect of dividends to the holders of the Preferred Shares, Series F entitled thereto. The mailing of such cheques shall satisfy and discharge all liability for dividends to the extent of the amount represented thereby (plus any tax required to be deducted or withheld therefrom) unless the cheques are not paid on due presentation.

    Subject to any applicable provision of law, a dividend which is represented by a cheque which has not been presented for payment within six years after it was issued or that otherwise remains unclaimed for a period of six years from the date on which it was declared to be payable and set apart for payment shall be forfeited to the Corporation.

    Redemption by Corporation

    Subject to the provisions of the Act and of this section *, the Corporation may, at its option, at any time, redeem all or any part of the Preferred Shares, Series F in such manner as the directors deem equitable, on payment, for each Preferred Share, Series F to be redeemed, of the redemption price as defined herein (less any taxes required to be deducted or withheld therefrom).

    The redemption price for the Preferred Shares, Series F shall be an amount of $25.00 per share (the "redemption price"), together with all declared and unpaid dividends thereon at the redemption date.

    Notice of redemption of Preferred Shares, Series F shall be given by the Corporation not less than ten days prior to the date specified for such redemption to each registered holder of Preferred Shares, Series F to be deemed. Accidental failure or omission to give notice to one or more holders shall not affect the validity of the redemption. The notice shall set out the redemption price, the date specified for such redemption, the place of redemption and, in the case of partial redemption, the number of the holder's shares to be redeemed. On or after the date specified for such redemption the Corporation shall pay or cause to be paid to the holders of the Preferred Shares, Series F to be redeemed the redemption price on presentation and surrender at the place of redemption of the respective certificates representing the shares to be redeemed. Payment shall be made by cheque payable at par at any branch in Canada of any Schedule I or Schedule II Bank, as defined under the Bank Act (Canada). If less than all the Preferred Shares, Series F represented by any certificate shall be redeemed, a new certificate for the balance shall be issued. From and after the date specified for such redemption in any such notice, the holders of the Preferred Shares, Series F called for redemption shall cease to be entitled to dividends or to exercise any of the rights of holders in respect thereof, except for the right to receive the redemption price for such shares.

    Purchase by Corporation

    Subject to the provisions of the Act, the Corporation may, in addition to its right to redeem Preferred Shares, Series F as provided in section *, purchase at any time all or from time to time any number of the outstanding Preferred Shares, Series F in the open market, or pursuant to private contract or tenders received by the Corporation upon invitation for tenders addressed to all holders of the Preferred Shares, Series F at the lowest price or prices at which, in the opinion of the directors, the shares are obtainable but not exceeding the redemption price per share plus reasonable costs of purchase. If upon any invitation for tenders two or more shareholders submit tenders at the same price and if such tenders are accepted by the Corporation in whole or in part, then unless the Corporation accepts all such tenders in whole, the Corporation shall accept such tenders in proportion as nearly as may be to the number of shares offered in each such tender.

    Liquidation, Dissolution or Winding-up

  Upon liquidation, dissolution or winding-up of the Corporation or other distribution of the Corporation's assets among its shareholders for the purpose of winding up its affairs, the holders of the Preferred Shares, Series F shall be entitled to receive, in preference and priority to the holders of shares of any other class or series of the Corporation an amount equal to the redemption price per share, as defined in section *, and no more. After payment to the holders of Preferred Shares, Series F of the above-mentioned amount, such holders shall not be entitled to share in any other distribution of the assets of the Corporation.

  - Common shares

  The Common Shares shall carry and be subject to the following rights, privileges, restrictions and conditions:

    Voting Rights

    Each holder of Common Shares shall be entitled to receive notice of and to attend all general and special meetings of shareholders of the Corporation, other than meetings at which only the holders of a particular class or series are entitled to vote, and at all such meetings shall be entitled to one vote in respect of each Common Share held by him/her.

    Dividends

    Subject to the rights, privileges, restrictions and conditions attaching to the Preferred Shares and to the shares of any other class of the Corporation ranking prior to the Common Shares, the holders of the Common Shares shall, in the discretion of the directors, be entitled to receive, out of any or all profits or surplus of the Corporation properly applicable to the payment of dividends, any dividends declared and payable by the Corporation on the Common Shares.

    Liquidation, Dissolution or Winding-up

    Subject to the rights, privileges, restrictions and conditions attaching to the Preferred Shares, the Special Shares and to the shares of any other class of the Corporation ranking prior to the Common Shares, upon liquidation, dissolution or winding-up of the Corporation or other distribution of the Corporation's assets among its shareholders for the purpose of winding-up its affairs, the holders of Common Shares shall be entitled to receive the remaining assets of the Corporation.

    EXHIBIT A

    TRANSFER NOTICE
TO:	* Trust Company *
COPY TO:	UPM-Kymmene Corporation *
FROM:	* (the "Corporation")
DATE:	*

    All capitalized terms in this Transfer Notice that are not defined herein have the meaning ascribed to such terms in the share provisions attaching to the Special Shares of the Corporation.

    In accordance with the share provisions attaching to the Special Shares, the Corporation hereby gives notice to * Trust Company and UPM-Kymmene Corporation of the Transfer of the Special Shares to *.
*
Per:

    Date on which this Transfer Notice is delivered to * Trust Company:

    Time on the Transfer Date this Transfer Notice is delivered to * Trust Company:

    Schedule II

    4. Restrictions if any on share transfers:

    Effective upon UPM-Kymmene Corporation or any of its subsidiaries becoming the sole shareholder of the Corporation, the right to transfer shares of the Corporation shall be restricted in that no shares may be transferred except with the consent of the board of directors of the Corporation.

    7. Other provisions, if any:

        Effective upon UPM-Kymmene Corporation or any of its subsidiaries becoming the sole shareholder of the Corporation:
          the number of shareholders of the Corporation exclusive of persons who are in its employment and exclusive of persons who, having been formerly in the employment of the Corporation, were, while in that employment, and have continued after termination of that employment to be, shareholders of the Corporation, is limited to not more than fifty, two or more persons who are the joint registered owners of one or more shares being counted as one shareholder; and
          any invitation to the public to subscribe for any securities of the Corporation shall be prohibited.
        The directors may appoint from time to time one or more directors within the limits provided in the Canada Business Corporations Act.
        The directors are authorized to determine the number of directors of the Corporation from time to time.

APPENDIX E
SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT

190.(1)  Right to dissent - Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;
    amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;
    amalgamate otherwise than under section 184;
    be continued under section 188; or
    sell, lease or exchange all or substantially all its property under subsection 189(3).

(2)  Further right - A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

(3)  Payment for shares - In addition to any other right he may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which he dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

(4)  No partial dissent - A dissenting shareholder may only claim under this section with respect to all the shares of a class held by him on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5)  Objection - A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of his right to dissent.

(6)  Notice of resolution - The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn his objection.

(7)  Demand for payment - A dissenting shareholder shall, within twenty days after he receives a notice under subsection (6) or, if he does not receive such notice, within twenty days after he learns that the resolution has been adopted, send to the corporation a written notice containing his name and address;
    the number and class of shares in respect of which he dissents; and
    a demand for payment of the fair value of such shares.

(8)  Share certificate - A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which he dissents to the corporation or its transfer agent.

(9)  Forfeiture - A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

(10)  Endorsing certificate - A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

(11)  Suspension of rights - On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of his shares as determined under this section except where the dissenting shareholder withdraws his notice before the corporation makes an offer under subsection (12), the corporation fails to make an offer in accordance with subsection (12) and the dissenting shareholder withdraws his notice, or the directors revoke a resolution to amend the articles under subsection 173(3) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case his rights as a shareholder are reinstated as of the date he sent the notice referred to in subsection (7).

(12)  Offer to pay - A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice a written offer to pay for his shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or
    if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

(13)  Same terms - Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

(14)  Payment - Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

(15)  Corporation may apply to court - Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the share of an dissenting shareholder.

(16)  Shareholder application to court - If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

(17)  Venue - An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

(18)  No security for costs - A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

(19)  Parties - On an application to a court under subsection (15) or (16),

    all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and
    the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of his right to appear and be heard in person or by counsel.

(20)  Powers of court - On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

(21)  Appraisers - A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

(22)  Final order - The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of his shares as fixed by the court.

(23)  Interest - A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

(24)  Notice that subsection (26) applies - If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their share.

(25)  Effect where subsection (26) applies - If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may withdraw his notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to his full rights as a shareholder; or
    retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(26)  Limitation - A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that the corporation is or would after the payment be unable to pay its liabilities as they become due; or
    the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.